UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

Cannae Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CANNAE HOLDINGS, INC.

1701 VILLAGE CENTER CIRCLE

LAS VEGAS, NEVADA 89134

APRIL 29, 2020

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Cannae Holdings, Inc. The meeting will be held on June 17, 2020 at 10:00 a.m., Pacific Time, in the Board Room at 1701 Village Center Circle, Las Vegas, Nevada 89134.* The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

●	Who can vote; and

●	The different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Richard N. Massey

Chief Executive Officer

* As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.CannaeHoldings.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cannae Holdings, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Shareholders of Cannae Holdings, Inc. will be held on June 17, 2020 at 10:00 a.m., Pacific Time, in the Board Room at 1701 Village Center Circle, Las Vegas, Nevada 89134* in order to:

1.	Elect three Class III directors to serve until the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal;

2.	Approve a non-binding advisory resolution on the compensation paid to our named executive officers; and

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2020 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set April 20, 2020 as the record date for the meeting. This means that owners of our common stock at the close of business on that date are entitled to:

●	Receive notice of the meeting; and

●	Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 5 of the proxy statement.

Sincerely,

Michael L. Gravelle

Corporate Secretary

Las Vegas, Nevada
April 29, 2020

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

* As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.CannaeHoldings.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

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1	General Information About the Company
4	General Information About the Annual Meeting
8	Corporate Governance Highlights
9	Corporate Governance and Related Matters
19	Certain Information About Our Directors
27	Proposal No. 1: Election of Directors
27	Certain Information About Our Executive Officers
29	Compensation Discussion and Analysis
39	Overview of Our Compensation Programs
50	Executive Compensation
59	Proposal No. 2:Advisory Vote on Executive Compensation
60	Proposal No. 3:Ratification of the Independent Registered Accounting Firm
62	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
64	Certain Relationships and Related Transactions
72	Shareholder Proposals
72	Other Matters
72	Available Information

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PROXY STATEMENT

The enclosed proxy is solicited by the board of directors, or the board, of Cannae Holdings, Inc., or Cannae or the Company, for use at the Annual Meeting of Shareholders to be held on June 17, 2020 at 10:00 a.m., Pacific Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held in the Board Room at 1701 Village Center Circle, Las Vegas, Nevada 89134.

As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.CannaeHoldings.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 29, 2020 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 1701 Village Center Circle, Las Vegas, Nevada 89134, and its telephone number at that address is (702) 323-7330.

GENERAL INFORMATION ABOUT THE COMPANY

We are a holding company engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Our primary investments include our minority ownership interests in Ceridian HCM Holding, Inc. (Ceridian), Dun & Bradstreet Holdings, Inc. (D&B), and Coding Solutions Topco, Inc. (Coding Solutions, the joint venture that now owns T-System Holdings, Inc. (T-System)), our majority equity ownership stakes in 99 Restaurants Holdings, LLC (99 Restaurants) and O’Charley’s, LLC (O’Charley’s), and various other controlled portfolio companies and minority equity and debt investments primarily in the real estate and financial services industries.

Separation from Fidelity National Financial. Our business includes many of the businesses that formerly made up the Fidelity National Financial Ventures Group, or FNFV Group, of our former parent Fidelity National Financial, Inc., or FNF. On November 17, 2017, FNF redeemed each outstanding share of its FNFV Group common stock for one share of our common stock, with cash in lieu of fractional shares. We refer to this redemption as the Split-Off. In connection with the Split-Off, FNF contributed to us its majority and minority equity investment stakes in the entities that composed its FNFV Group, including American Blue Ribbon Holdings, LLC (Blue Ribbon), Ceridian, T-System, and various other controlled portfolio companies and other minority equity investments. As a result of the Split-Off, Cannae is an independent publicly traded company. On November 20, 2017, Cannae common stock began trading on The New York Stock Exchange under the “CNNE” stock symbol.

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Externalization. On August 27, 2019, we announced the execution of definitive documents, which became effective on September 1, 2019, pursuant to which the Company transitioned to an externally managed structure (such externalization of certain management functions, the Externalization). In connection with the Externalization, the Company, Cannae Holdings, LLC, a Delaware limited liability company and a subsidiary of the Company (Cannae LLC), and Trasimene Capital Management, LLC, a Delaware limited liability company (Manager), entered into a Management Services Agreement (Management Services Agreement) which became effective September 1, 2019. The members of the Manager include certain directors and executive officers of the Company. Pursuant to the Management Services Agreement, certain services related to the management of the Company will be conducted by the Manager through the authority delegated to it in the Management Services Agreement and in accordance with the operational objectives and business plans approved by the Company’s Board of Directors. Subject at all times to the supervision and direction of the Company’s Board of Directors, the Manager will be responsible for, among other things, (a) managing the day-to-day business and operations of the Company and its subsidiaries, (b) evaluating the financial and operational performance of the Company’s subsidiaries and other assets, (c) providing a management team to serve as some of the executive officers of the Company and its subsidiaries and (d) performing (or causing to be performed) any other services for and on behalf of the Company and its subsidiaries customarily performed by executive officers and employees of a public company.

On November 15, 2019, the Board appointed Richard N. Massey to serve as Chief Executive Officer of the Company. Mr. Massey has served as a director of Cannae since June 2018, and is also a Senior Managing Director of the Manager.

The externally managed structure unlocks many benefits for Cannae including increasing our competitive positioning relative to our peers, incentivizing our existing management team, enhancing our ability to recruit new managers as we grow the Company and work to deliver value to our shareholders, and improved tax efficiency for both Cannae and its managers. The Externalization also better aligns our incentive compensation structure with creating shareholder value and provides meaningful shareholder protection, as compared to the Company’s current incentive plan, by including both a high water mark and an 8% IRR hurdle rate threshold prior to an incentive fee earned.

The Impact of William P. Foley, II. Our Chairman, William P. Foley, II has over 32 years of experience in industry consolidation and delivering shareholder value. As a preeminent operator, Mr. Foley has led four separate multi-billion dollar public market platforms with over 100 acquisitions across diverse platforms including FNF, Fidelity National Information Services, Inc. (FIS), Black Knight, Inc., Ceridian and FGL Holdings. As founder, former CEO, and now non-executive Chairman of FNF, Mr. Foley, has built the largest title insurance company, growing equity value from $3 million to $13 billion. Throughout his career, Mr. Foley has demonstrated expertise in creating and operating several public companies. His proven track record is driven by his value creation playbook, which is highlighted by identifying cost savings, undertaking strategy shifts, eliminating siloed organizational structures and accelerating product expansion. We believe that Mr. Foley’s executive experience and distinctive background has and will continue to have a transformative impact on Cannae as its non-executive Chairman and as a member of Cannae’s external Manager.

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SIGNIFICANT TRANSACTIONS

Ceridian Share Sales. During the year ended December 31, 2019, we completed the sale of an aggregate of 9.0 million shares of common stock of Ceridian as part of three separate underwritten secondary public offerings by certain stockholders of Ceridian (Ceridian Share Sales). In connection with the Ceridian Share Sales, we received aggregate proceeds of $477.9 million and recorded a gain of $342.1 million. On February 21, 2020, we completed the sale of an additional 3.9 million shares of common stock of Ceridian to a broker pursuant to Rule 144 of the Securities Act of 1933 and received proceeds of $283.7 million. As a result of the sale, we now own 19.8 million shares of Ceridian common stock. We remain optimistic about Ceridian’s business and their prospects for continued growth. As of March 31, 2020, our retained investment in Ceridian was worth approximately $1.0 billion based on a closing price of $50.07.

Dun & Bradstreet Holdings, Inc. On August 8, 2018, we entered into an agreement to partner with an investment consortium (the Consortium) led by Mr. Foley and including CC Capital Partners LLC and Thomas H. Lee Partners L.P., along with other investors, to acquire D&B. Contemporaneously, D&B entered into an Agreement and Plan of Merger (the Merger Agreement) by and between D&B, Star Parent, L.P. (Star Parent), and Star Merger Sub, Inc. (Merger Sub), pursuant to which Merger Sub would merge with and into D&B (the Merger), with D&B surviving the Merger as a wholly owned subsidiary of Star. In connection with the Merger, Cannae committed to purchase $900 million of common equity of Star Parent, subject to the right to syndicate sales to other investors. On February 8, 2019, the Merger closed and D&B shareholders received $145.00 in cash for each share of D&B common stock held. Of Cannae’s $900.0 million commitment, we funded and retained a $505.6 million investment in Star Parent and were issued limited partner interests in Star Parent representing approximately 24.5% of the outstanding common equity of Star Parent, and equity interests in the general partner of Star Parent, Star Parent GP Holdings, LLC. We syndicated the remainder of our equity commitment to other investors. In June 2019, we made an additional pro-rata investment of $23.5 million in D&B’s ultimate parent, following which our interest in Star Parent was undiluted. D&B achieved many successes during 2019 highlighted by its progress executing on strategic initiatives to enhance D&B’s financial performance including realigning its management and sales operations, strengthening D&B’s core data assets while layering on more advanced analytical tools and capabilities, and achieving improved operating margins.

T-System. On December 31, 2019, we completed our contribution of T-System Holdings, Inc. (T-System) into a health care joint venture with an investment vehicle advised by an affiliate of Carlyle Investment Management, L.L.C. (Carlyle) and certain other investors with deep health care services experience (T-System Contribution). The joint venture, Coding Solutions, plans to focus on acquiring, integrating and operating synergistic health care services companies in the provider and payer space. On the closing date, subsidiaries of Coding Solutions acquired two other healthcare services companies that provide (1) offshore medical coding solutions for the risk adjustment and provider markets and (2) domestic coding and clinical documentation services to providers. As a result of the T-System Contribution, we received cash proceeds of $60.8 million for the repayment in full of debt loaned by our consolidated subsidiary to T-System and $14.5 million as consideration for a portion of our shares of T-System. We contributed the remainder of our equity interest in T-System for a 22.7% equity interest in Coding Solutions valued at $60.2 million.

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Public Offering. On December 5, 2019, we completed a public offering of 7,475,000 shares of our common stock pursuant to a prospectus supplement, dated December 3, 2019, and the base prospectus, dated November 27, 2019, included in our registration statement on Form S-3 ASR (File No. 333-235303), which was filed with the Securities and Exchange Commission on November 27, 2019. We received net proceeds from the offering of approximately $236.0 million, after deducting the underwriting discount and capitalized offering expenses payable by us. We intend to use the net proceeds of the offering to fund future acquisitions, for working capital and general corporate purposes.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

WHY DID I RECEIVE THIS PROXY STATEMENT?

The board is soliciting your proxy to vote at the annual meeting because you were a holder of our common stock at the close of business on April 20, 2020, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on April 20, 2020, are entitled to vote. As of the close of business on that day, 79,006,724 shares of common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

If you hold your common shares through a broker, bank or other nominee, you are considered a “beneficial owner,” and you will receive separate instructions from the nominee describing how to vote your shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares. Beneficial owners may also vote their shares in person at the annual meeting after first obtaining a legal proxy from their nominees by following the instructions provided by their nominees, and presenting the legal proxy to the election inspectors at the annual meeting.

WHAT SHARES ARE COVERED BY THE PROXY CARD?

The proxy card covers all shares of our common stock held by you of record (i.e., shares registered in your name).

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HOW DO I VOTE?

You may vote using any of the following methods:

•	In person at the annual meeting. All shareholders may vote in person at the annual meeting by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting; or

•	By proxy. There are three ways to vote by proxy:

•	By mail, using the enclosed proxy card and return envelope;

•	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

As part of our precautions regarding COVID-19, we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.CannaeHoldings.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

WHAT DOES IT MEAN TO VOTE BY PROXY?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, Chief Financial Officer and Corporate Secretary, and each of them, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

ON WHAT AM I VOTING?

You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect three Class III directors to serve until the 2023 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2019, which we refer to as the say-on-pay vote.

•	Proposal No. 3 asks you to ratify the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the 2020 fiscal year.

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HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THESE PROPOSALS?

The board recommends that you vote “FOR” each of Proposals 1 through 3.

WHAT HAPPENS IF OTHER MATTERS ARE RAISED AT THE MEETING?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the annual meeting in accordance with the procedures specified in our certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

WHAT IF I SUBMIT A PROXY AND LATER CHANGE MY MIND?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or casting a ballot in person at the annual meeting.

WHO WILL COUNT THE VOTES?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

HOW MANY VOTES MUST EACH PROPOSAL RECEIVE TO BE ADOPTED?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a plurality of votes of our common stock cast is required to elect a director. This means that the three people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors. Abstentions and broker non-votes, as discussed below, will have no effect.

•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•	For Proposal No. 3 regarding the ratification of the appointment of Deloitte, under Delaware law, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

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WHAT CONSTITUTES A QUORUM?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

WHAT ARE BROKER NON-VOTES? IF I DO NOT VOTE, WILL MY BROKER VOTE FOR ME?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal 3 regarding the appointment of Deloitte as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals Nos. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

WHAT EFFECT DOES AN ABSTENTION HAVE?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposals Nos. 2 and 3, abstentions will have the effect of a vote against such proposals pursuant to our bylaws and Delaware law, which require that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote.

WHO PAYS THE COST OF SOLICITING PROXIES?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses.

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WHAT IF I SHARE A HOUSEHOLD WITH ANOTHER SHAREHOLDER?

We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or notice of internet availability of proxy materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the Annual Report to Shareholders, or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

CORPORATE GOVERNANCE

HIGHLIGHTS

Our board has adopted good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. Our board of directors has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” below for more detail on our governance practices.

•	Annual performance evaluations of the board of directors and committees

•	Robust stock ownership guidelines for our executive officers and directors

•	Clawback policy

•	Shareholders may act by written consent

•	Fully independent audit, compensation and corporate governance and nominating committees

•	No supermajority voting requirement for shareholders to act

•	Board of directors and committee oversight of risk, including information security, cyber-security and ESG risk

•	Annual review of committee charters and corporate governance guidelines

•	Each of Messrs. Stallings, Linehan, and Martire is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission

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•	Approved revised Corporate Governance Guidelines to expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as part of the criteria the corporate governance and nominating committee may consider when selecting nominees for election to the board

•	Shareholder engagement on a variety of topics, including our corporate governance and executive compensation, as described below in “2019 Shareholder Engagement and Response”

•	Expect to have seven of nine independent directors as of November 2020

2019 SHAREHOLDER ENGAGEMENT

We are committed to hearing and responding to the views of our shareholders. In 2019, our officers spoke with shareholders, who collectively owned approximately 41% of our shares as of December 31, 2019. At these meetings, our officers discuss a variety of topics, including our strategy, corporate governance and executive compensation matters. We report and discuss these meetings with our board. Our board values the input of our shareholders, and we made enhancements further described in “2019 Shareholder Engagement and Response” below in response to valuable feedback we received.

CORPORATE GOVERNANCE

AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the board of directors, Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The board reviewed our corporate governance guidelines in February 2019 and approved changes relating to the factors our board will consider in selecting nominees for director to clarify that the board will consider all aspects of diversity (including diversity of age, gender, nationality, race, ethnicity and sexual orientation). A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.CannaeHoldings.com.

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CODE OF ETHICS AND BUSINESS CONDUCT

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinforce our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investor Relations page of our website at www.CannaeHoldings.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at www.CannaeHoldings.com.

CORPORATE RESPONSIBILITY

For Cannae, corporate responsibility and environmental, social and governance (ESG) initiatives inform how we operate in relation to our people, communities and natural environment. Our Company and the board is committed to addressing ESG risks and opportunities. We consider ESG in various areas of our business and at various levels of our Company, such as board oversight, officer-level involvement and our professionals that help guide and activate our ESG initiatives. Our business consists of managing and operating majority-owned subsidiaries, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. In order to maximize the value of each of these diverse assets, our management team takes an individualized approach with each portfolio company.

Governance. Cannae’s commitment to corporate responsibility starts with governance. Our commitment to addressing ESG issues is led by our management team with oversight from our board of directors. Foundational policies include our code of business conduct and ethics and code of ethics for senior financial officers that put our values into action and detail our commitment to ethics, diversity, the environment and our communities. On an opportunistic basis, we discuss governance, executive compensation and ESG matters with our stakeholders.

Environment. Cannae and our portfolio companies recognize the importance of conducting our businesses in an environmentally responsible manner. The Company and our portfolio companies continually assess sustainability issues that are relevant to our respective businesses in order to refine and enhance our practices.

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Social. Cannae and our portfolio companies focus on issues important to our business and communities, including diversity and inclusion and the welfare of our fellow citizens. We believe in the importance of volunteerism and philanthropy as ways of strengthening and engaging local communities. We encourage our portfolio companies to maximize their impact on the various communities they serve in ways that make sense for them, based upon their operations, locations and employee base.

Through the philanthropy of our portfolio companies, we support activities that enhance and serve the local communities where operations are located, as well as national charitable organizations. Our portfolio companies are also dedicated to fostering an inclusive workplace where their team members are treated with respect and given equal access to opportunities throughout their organizations.

The following are some examples of how Cannae and our Restaurant Group subsidiaries approach these areas of corporate responsibility. D&B provides information on its corporate responsibility and sustainability practices and programs on the Corporate Responsibility page of its website at https://www.dnb.com/about-us/company/values/corporate-responsibility.

COMMUNITY ENGAGEMENT
Cannae

Veterans and Leadership: Cannae supports leadership, both in the private and public sectors. We proudly support the Folded Flag Foundation, which provides educational scholarship and support grants to the spouses and children of the U.S. military and government personnel who died as a result of hostile action or in an accident related to U.S. combat operations. We also support entrepreneurship through our sponsorship of PS27 Leadership Week, which develops leadership skills for start-up founders.

Local Support: At a local level, Cannae executives support the Vegas Golden Knights Foundation, which supports local Las Vegas non-profits focusing on youth development, health and wellness, education, Las Vegas military and first responders, and fighting hunger and homelessness.

Restaurants

Nationwide Efforts: Our Restaurant Group has supported such national charitable organizations as Operation Gratitude, The Folded Flag Foundation, Boys & Girls Clubs of America, Big Brothers Big Sisters of America, American Cancer Society, Muscular Dystrophy Association and St. Jude Children’s Research Hospital. We have been recognized on a national scale for exceptional work with the Pine Street Inn and the Boys & Girls Clubs of America.

Efforts at the Restaurant Local Level: Individual restaurants have honored local veterans and active-duty service members through our Hometown Heroes Program. Restaurant employees have also collected personal items and winter coats for hometown charitable organizations that support the homeless, and raised money and awareness for local health-focused charities and local food banks.

Chart Continued►

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DIVERSITY
Cannae

Goal: An inclusive workplace, one where each employee feels heard and empowered. All employees must be given equal access to opportunities throughout our organization. The diversity of our employees allows us to respond to the unique needs of our portfolio companies.

Board Leadership by Example: Since the Split-Off in 2017, James B. Stallings, Jr., who is African American, and Erika Meinhardt have joined our board. In February 2019, our board codified its commitment to consider all aspects of diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation by integrating it into the director selection criteria in our Corporate Governance Guidelines.

Restaurants	Goal: An inclusive culture where employees of different backgrounds are given equal access to opportunities throughout the organization to foster a variety of employee ideas, perspectives, and experiences in order to connect with our guests and tailor our service to meet the guests’ unique needs.
SUSTAINABILITY
Cannae	Focus: Minimizing our corporate office’s impact to the environment through participating in recycling programs, replacing grass with desert landscaping, installing LED lights in parking lot, partnering with records management and IT equipment disposal vendors with a commitment to sustainability, using, among other things, environmentally friendly cleaning supplies, and supporting our portfolio companies in their sustainability efforts.
Restaurants	Focus: Ensuring our brands are aligned with suppliers that have established animal welfare and sustainability practices, as well as practicing strong recycling, energy efficient and waste minimizing behaviors.

OVERSIGHT OF ESG RISK

Our board and its committees oversee the execution of Cannae’s ESG strategies and initiatives as an integrated part of their oversight of the overall strategy and risk management for the Company and its portfolio companies.

INFORMATION TECHNOLOGY AND SECURITY AND RISK MANAGEMENT

We and our portfolio companies are highly dependent on information technology networks and systems to securely process, transmit and store electronic information. Attacks on information technology systems continue to grow in frequency, complexity and sophistication. Such attacks have become a point of focus for individuals, businesses and governmental entities. These attacks can create system disruptions, shutdowns or unauthorized disclosure of confidential information, including non-public personal information, consumer data and proprietary business information.

We and our portfolio companies remain focused on making strategic investments in information security to protect our clients and our information systems. This includes both capital expenditures and operating expenses for hardware, software, personnel and consulting services. As the primary products and services of our portfolio companies evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques.

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Our board has a strong focus on cyber-security. At each regular meeting of the audit committee of our board of directors, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Auditor provide reports relating to existing and emerging risks at our portfolio companies, including, as appropriate, risk assessments, cyber and data security risks and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, our audit committee chairman attended two third-party director education courses on director governance, and cybersecurity and risk issues and trends.

The employees at our portfolio companies are the strongest assets in protecting their customers’ information and mitigating risk. We monitor their security practices, including training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of their respective security and risk cultures. We also monitor their actions with respect to maintaining a culture that focuses on all areas of cybersecurity including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight, third-party risk management, disaster recovery and continuity management, as applicable.

THE BOARD

Our board is composed of William P. Foley, II, Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Frank R. Martire, Richard N. Massey, Erika Meinhardt, James B. Stallings, Jr. and Frank P. Willey, with Mr. Foley serving as our non-executive Chairman of the Board. Mr. Massey was appointed as our Chief Executive Officer on November 15, 2019 and also serves on our Board.

In 2019, our board held four meetings. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2019. Our board met quarterly and our non-management directors met periodically in executive sessions without management. Our non-management directors appoint one independent director to preside over each executive session of our board. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2020 annual meeting. None of our directors attended our 2019 annual meeting.

DIRECTOR INDEPENDENCE

The board of directors determined that Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Frank R. Martire, and James B. Stallings, Jr. are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines. The board of directors also determined that Messrs. Martire, Harris and Holland meet the additional independence standards of the New York Stock Exchange for compensation committee members.

In determining independence, the board considered all relationships that might bear on our directors’ independence from Cannae. The board of directors determined that William P. Foley, II is not independent because he served as Executive Chairman and an employee of Cannae until May 7, 2018. Mr. Massey is not independent because he is our Chief Executive Officer.

The sole reason that Erika Meinhardt and Frank D. Willey are not independent is due to their relationship with our former parent FNF prior to the Split-Off. Ms. Meinhardt served as an executive of FNF at the time of the Split-Off, and Mr. Willey is a partner in a law firm that received payments from FNF during 2018 for legal services principally relating to defending title claims. Ms.

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Meinhardt has never served as an employee of Cannae and Mr. Willey’s law firm does not provide legal services to Cannae. We expect that Ms. Meinhardt and Mr. Willey will meet our director independence requirements as of November 17, 2020, the third anniversary of the Split-Off and at such time we expect to have seven of nine independent directors.

In considering the independence of Hugh R. Harris, C. Malcolm Holland, Mark D. Linehan, Frank R. Martire, and James B. Stallings, Jr., the board of directors considered the following factors:

•	We own an economic interest of approximately 24.3% in D&B through our limited partnership interest in Star Parent, the parent company of D&B, and equity interests in the general partner of Star Parent. In addition, Messrs. Harris, Holland, Martire, and Stallings each hold a small limited partnership interest in Star Parent.

•	Messrs. Harris, Martire, and Willey each own a minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority interest holder, and is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC.

•	Our Manager may provide advisory services to entities for which our directors or executive officers are also directors or executive officers.

The board of directors determined that these relationships were not of a nature that would impair the independence of Messrs. Harris, Holland, Linehan, Martire or Stallings.

COMMITTEES OF THE BOARD

The board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investors page of our website at www.CannaeHoldings.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The members of the corporate governance and nominating committee are Hugh R. Harris (Chair), C. Malcolm Holland and James B. Stallings, Jr. Each of Messrs. Harris, Holland and Stallings was deemed to be independent by the board, as required by the New York Stock Exchange.

The corporate governance and nominating committee met two times in 2019.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	Identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	Reviewing the independence of each director and making a recommendation to the board with respect to each director’s independence;

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•	Developing and recommending to the board the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	Making recommendations to the board for directors to fill vacancies in the membership of the audit, compensation and corporate governance and nominating committees;

•	Overseeing the evaluation of the performance of the board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	Considering director nominees recommended by shareholders; and

•	Reviewing our overall corporate governance and reporting to the board on its findings and any recommendations.

AUDIT COMMITTEE

The members of the audit committee are James B. Stallings, Jr. (Chair), Mark D. Linehan and Frank R. Martire. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Mr. Stallings, Mr. Linehan and Mr. Martire is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The audit committee met seven times in 2019.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;

•	Reviewing and approving the annual audit plan for the Company;

•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	Approving audit and non-audit services provided by our independent registered public accounting firm;

•	Discussing earnings press releases before they are issued and the nature of the financial information provided to analysts and rating agencies;

•	Discussing with management our policies and practices with respect to risk assessment and risk management, including ESG risk;

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•	Reviewing any material transaction between the Company and our Chief Financial Officer or Chief Accounting Officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our Executive Chairman or President, as applicable; and

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2019:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, and we review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that each of Mr. Stallings, Mr. Linehan and Mr. Martire is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2019. Management and Deloitte reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Cannae and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether Deloitte’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and Deloitte the overall scope and plans for their respective audits. We met with Deloitte at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

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Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and that Deloitte be appointed independent registered public accounting firm for Cannae for 2020.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

James B. Stallings, Jr. (Chair)
Mark D. Linehan
Frank R. Martire

COMPENSATION COMMITTEE

The members of the compensation committee are Frank R. Martire (Chair), C. Malcolm Holland and Hugh R. Harris. Each of Messrs. Martire, Holland and Harris were deemed to be independent by the board, as required by the New York Stock Exchange. The compensation committee met five times during 2019. Our compensation committee reviews its charter annually. The functions of the compensation committee include the following:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating their performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our board;

•	Making recommendations to the board with respect to equity-based plans that are subject to board approval;

•	Approving any employment or severance agreements with our Section 16 officers;

•	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and the Section 16 Officers;

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•	Approving the compensation of our directors; and

•	Producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation.”

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

We have separated the positions of Chairman of the board of directors and Chief Executive Officer in recognition of the differences between the two roles. Separating these positions allows our Chief Executive Officer to focus more directly upon executing on the Company’s strategic objectives and business plan, providing day-to-day leadership and guiding senior management through the implementation of our strategic initiatives. It also allows our Chairman to utilize his time to focus on our long-term strategy, and to set the agenda for board meetings and preside over meetings of the full board. When our non-management directors meet in executive session, they appoint one independent director to preside over that executive session. We believe this leadership structure is appropriate and allows our Chief Executive Officer and Chairman to focus on the responsibilities of their respective offices while creating a collaborative relationship that benefits our Company. In addition, Mr. Bickett continues in his role as our President demonstrating the strength of our management team and providing continuity of leadership and experience to the Company.

The board of directors administers its risk oversight function directly and through committees. The audit committee oversees our financial reporting process, risk management program, including ESG risk, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management identifies strategic risks of Cannae and aligns the annual audit plan with the auditable risks. The audit committee also receives quarterly reports on compliance matters.

Our board has a strong focus on cyber-security. At each regular meeting of the audit committee of our board of directors, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Auditor provide reports relating to existing and emerging risk at our portfolio companies, including, as appropriate, cyber and data security risks. Management also reports to the audit committee on matters relating to our environmental sustainability policies and programs. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis.

The corporate governance and nominating committee considers the adequacy of our governance structures and policies, including as they relate to ESG. The compensation committee reviews and approves our compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on Cannae. Each committee provides reports on its activities to the full board of directors.

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Cannae’s commitment to corporate responsibility means integrating it into our business, including how we manage ESG topics. Our board and its committees oversee the execution of our ESG strategies and initiatives as part of our oversight of the overall strategy and risk management. The Corporate Responsibility section beginning on page 10 further outlines our approach to these issues.

CONTACTING THE BOARD

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE AND PROCESS FOR SELECTING DIRECTORS

Our Split-Off from FNF was completed on November 17, 2017 and, at that time we became an independent public company. We actively manage a group of companies and investments which primarily consist of our minority ownership interests in Ceridian, D&B, and Coding Solutions, our majority equity ownership stakes in 99 Restaurants and O’Charley’s, and various other controlled portfolio companies and minority equity and debt investments primarily in the real estate and financial services industries. Our board and management are currently focused on executing our long-term strategy of continuing our activities with respect to our business investments to achieve superior financial performance, maximize and ultimately monetize the value of those assets and to continue to pursue similar investments in businesses and to grow and achieve superior financial performance with respect to such newly acquired businesses.

Our board and the corporate governance and nominating committee are committed to include the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee will continuously evaluate our board’s composition with the goal of developing a board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

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•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	Ability and willingness to commit adequate time to the board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

We believe that the current composition of our board will serve us well and that our current directors possess a strong mix of relevant experience, skills and qualifications that will result in a well-functioning board that effectively oversees our long-term strategy. Our board, which is composed of directors who have a strong understanding of our business, operational and strategic goals, as well as our strategic goals and the risks we face, will be crucial to our ability to effectively execute on our long-term strategy.

RECENT GOVERNANCE ENHANCEMENTS

Our board has adopted good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. See “Corporate Governance Highlights” above for measures implemented by our board of directors to improve our overall governance practices.

In 2019, the corporate governance and nominating committee undertook to examine ways that it could continue to foster the diversity of our board across many dimensions to ensure that it operates at a high functioning level and to reflect the board’s commitment to inclusiveness. In connection with this examination, the committee revised our Corporate Governance Guidelines to expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups who may be recommended by our directors, management, or our shareholders as candidates for nomination as directors.

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The corporate governance and nominating committee considers qualified candidates suggested by current directors, management and our shareholders. Shareholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 1701 Village Center Circle, Las Vegas, Nevada 89134. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals” below.

Our board of directors has since our Split-Off been divided into three classes, with each class serving a staggered three-year term. In each of the last two years, our board considered whether to declassify the board of directors. Our board has determined that it is in the best interest of Cannae and its shareholders to maintain its classified board structure at this time. Service for a three-year term encourages our directors to make decisions in the long-term interests of the Company and its shareholders. The board also considered that Cannae is still a relatively new public company and that a classified board structure promotes board continuity and stability and ensures that, at any given time, there are experienced directors serving on the board who are familiar with Cannae’s business, strategic goals and culture. Our classified board structure also reduces the potential influences of certain investors and special interest groups with short-term agendas. In the past, we believe that Cannae’s common stock has traded at a discount to the company’s fair market value, and thus, a classified board structure protects the Company and its shareholders against abusive activist takeover tactics. We believe our classified board structure to be an effective means of protecting long-term shareholder interests against these types of abusive tactics. We have engaged with our shareholders on this topic.

INFORMATION ABOUT THE DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following matrix lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting as Class III directors of the Company, as well as our continuing Class I and Class II directors, including each directors’ relevant experience, qualifications, skills and diversity, is included on the following page.

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Director Qualifications and Experience:	BOARD OF DIRECTORS
	William P. Foley, II (Chair)	Richard N. Massey	Hugh R. Harris	C. Malcolm Holland	Mark D. Linehan	Frank R. Martire	Erika Meinhardt	James B. Stallings, Jr.	Frank P. Willey
Board of Directors Experience	✓	✓	✓	✓	✓	✓		✓	✓
Entrepreneur/Business Growth	✓	✓	✓	✓	✓	✓	✓	✓	✓
CEO/Business Head/Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓
Mergers & Acquisitions	✓	✓	✓	✓		✓	✓		✓
International	✓	✓	✓			✓		✓
Human Capital Management/Compensation	✓	✓	✓	✓	✓	✓	✓	✓	✓
Finance/Capital Allocation	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory	✓	✓	✓	✓	✓	✓	✓		✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓
Technology/Information Security	✓	✓	✓	✓		✓	✓	✓	✓
Legal	✓	✓							✓
Marketing/Sales	✓	✓	✓	✓	✓	✓	✓	✓	✓
Board Tenure	2	2	2	2	1	2	2	2	2
Age	75	64	69	60	57	72	61	64	66
Ethnic, Gender, National or Other Diversity							✓	✓

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NOMINEES FOR CLASS III DIRECTOR—TERM EXPIRING 2023 (IF ELECTED)
Name	Position with Cannae
Hugh R. Harris	Chairman of Corporate Governance and Nominating Committee Member of Compensation Committee
C. Malcolm Holland	Member of the Compensation Committee and the Corporate Governance and Nominating Committee
Mark D. Linehan	Member of the Audit Committee

Hugh R. Harris has served as a director of Cannae since November 2017. Mr. Harris is retired, and formerly served as President, Chief Executive Officer and a director of Lender Processing Services, Inc. (LPS) from October 2011 until January 2014, when it was acquired by FNF. Prior to joining LPS, Mr. Harris had been retired since July 2007. Before his retirement, Mr. Harris served as President of the Financial Services Technology division at FNF from April 2003 until July 2007. Prior to joining FNF, Mr. Harris served in various roles with HomeSide Lending Inc. from 1983 until 2001, including President and Chief Operating Officer and later as Chief Executive Officer.

Mr. Harris’ qualifications to serve on our board include his leadership of complex businesses at FNF, FIS and LPS, including with respect to corporate strategy, operational oversight, mergers and acquisitions and corporate governance.

C. Malcolm Holland has served as a director of Cannae since November 2017. Mr. Holland founded Veritex Holdings, Inc., where he has served as Chairman of the Board and Chief Executive Officer since 2009, and as Chairman of the Board, Chief Executive Officer and President of Veritex Bank since its inception in 2010. Mr. Holland began his career in 1982 as a credit analyst and commercial lender at First City Bank. In 1984, Mr. Holland joined Capital Bank as a vice president of commercial lending. From 1985 to 1998, Mr. Holland was an organizer and executive vice president of EastPark National Bank, a de novo bank that opened in 1986. EastPark National Bank was acquired by Fidelity Bank of Dallas in 1995, and Mr. Holland served as executive vice president and head of commercial lending for Fidelity Bank of Dallas from 1995 to 1998, when the bank was acquired by Compass Bank. From 1998 to 2000, Mr. Holland served as senior vice president and head of business banking for Compass Bank. Mr. Holland served as President of First Mercantile Bank from 2000 to 2002, when the bank was acquired by Colonial Bank. From 2003 to 2009, Mr. Holland served as Chief Executive Officer for the Texas Region of Colonial Bank. Mr. Holland is a past president of the Texas Golf Association and served on the Executive Committee of the United States Golf Association from 2013 through 2016. Mr. Holland is an active member and chairman of the business advisory committee of Watermark Community Church. He has served as chairman of the College Golf Fellowship from 2002 to 2013. Mr. Holland received his Bachelor of Business Administration from Southern Methodist University in 1982.

Mr. Holland’s qualifications to serve on our board include his extensive experience leading and growing complex business organizations, including with respect to corporate strategy and mergers and acquisitions, and his more than 30 years of experience in the banking industry.

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Mark D. Linehan has served as a director of Cannae since September 2019. Mr. Linehan has served as President and Chief Executive Officer of Wynmark Company, a private real estate investment and development company, since he founded the company in 1993. Prior to founding Wynmark Company, he served as a Senior Vice President with the Trammell Crow Company in Los Angeles, California. Prior to working for Trammell Crow Company, Mr. Linehan worked for Kenneth Leventhal & Co., a Los Angeles-based public accounting firm specializing in the real estate industry which is now part of Ernst & Young LLP. Mr. Linehan serves on the board of directors of Hudson Pacific Properties, Inc., and previously served on the board of directors of Condor Hospitality Trust, Inc. Mr. Linehan has a Bachelor of Arts degree in Business Economics from the University of California, Santa Barbara and is a Certified Public Accountant.

Mr. Linehan’s qualifications to serve on our board include his expertise in accounting matters, his experience in founding and growing Wynmark Company, and his experience as a public company director.

INCUMBENT CLASS I DIRECTORS—TERM EXPIRING 2021
Name	Position with Cannae
William P. Foley, II	Chairman of the Board
Frank R. Martire	Chairman of the Compensation Committee Member of the Audit Committee
Richard N. Massey	Chief Executive Officer, Director

William P. Foley, II has served as our Chairman since July 2017. Mr. Foley is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae, since November 2019. Mr. Foley is a founder of FNF, and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has also served as Chairman of the Board of Black Knight, Inc. and its predecessors since January 2014, and as Co-Executive Chairman of FGL Holdings since April 2016. Following the closing of the announced merger between FNF and FGL Holdings, FGL Holdings will be a wholly-owned non-public subsidiary of FNF and Mr. Foley will cease to serve as a director of FGL Holdings. Mr. Foley also serves as Chairman of the Board of D&B, which is privately held. Mr. Foley serves on the board of numerous foundations, including The Foley Family Charitable Foundation and the Cummer Museum of Art and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley also is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. Within the past five years, Mr. Foley served as Vice Chairman of FIS and as a director of Ceridian HCM Holding, Inc. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain.

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Mr. Foley’s qualifications to serve on our board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions. Mr. Foley provides high-value added services to our board and has sufficient time to focus on Cannae. See “The Impact of William P. Foley, II” above for further information on Mr. Foley’s demonstrated expertise and transformative impact on public companies throughout his career.

Frank R. Martire has served as a director of Cannae since November 2017. Mr. Martire has served as the Executive Chairman of NCR Corporation since May 2018 and as Chairman of J. Alexander’s Holdings, Inc. from September 2015 until May 1, 2019 and Lead Independent Director since May 1, 2019. Mr. Martire served as Chairman of FIS from January 2017 until May 2018, and as Executive Chairman of FIS from January 2015 through December 2016. Mr. Martire served as Chairman of the Board and Chief Executive Officer of FIS from April 2012 until January 2015. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante Corporation (Metavante) in October 2009, where he had served as Chairman of the Board and Chief Executive Officer since January 2003. Mr. Martire served as President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001.

Mr. Martire’s qualifications to serve on our board include his years of experience in providing technology solutions to the banking industry, particularly his experience with FIS and Metavante, his knowledge of and contacts in the financial services industry, his strong leadership abilities and experience in driving growth and results in large complex business organizations.

Richard N. Massey has served as Chief Executive Officer of Cannae since November 2019, and has served on the Cannae board of directors since June 2018. Mr. Massey is a Senior Managing Director of Trasimene Capital Management, LLC, a privately held company, which provides certain management services to Cannae, since November 2019. Cannae is a holding company engaged in managing and operating a group of companies and investments and, in Mr. Massey’s roles as its Chief Executive Officer, he serves as a director of Cannae and some of its portfolio companies, including D&B, which is privately held. Mr. Massey is also a longtime partner of Westrock Capital Partners and Bear State Advisors, both privately held multi-family investment partnerships. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director FNF, Black Knight, Inc. and FGL Holdings. Following the closing of the FNF merger with FGL Holdings, FGL Holdings will be a wholly-owned non-public subsidiary of FNF. He also serves as a director of the Oxford American Literary Project, and as Chairman of the Board of the Arkansas Razorback Foundation. Mr. Massey formerly served as a director of FIS and as Chairman of Bear State Financial, Inc.

Mr. Massey has a long and successful track record in corporate finance and investment banking, a financial, strategic and legal advisor to public and private businesses, and identifying, negotiating and consummating mergers and acquisitions.

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We believe that Mr. Massey is able to fulfill his roles and devote sufficient time and attention to his duties as Chief Executive Officer of Cannae and as a director of the other public company on which he serves. In particular, Cannae is a holding company engaged in managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses and Mr. Massey is not charged with overseeing the day-to-day operations of such businesses.

INCUMBENT CLASS II DIRECTORS—TERM EXPIRING 2022
Name	Position with Cannae
Erika Meinhardt	Director
James B. Stallings, Jr	Chairman of the Audit Committee Member of the Corporate Governance and Nominating Committee
Frank P. Willey	Director

Erika Meinhardt has served as a director of Cannae since July 2018. Since January 2018, Ms. Meinhardt has served as Executive Vice President of FNF. She previously served as President of National Agency Operations for FNF’s Fidelity National Title Group from February 2005 until January 2018. Prior to assuming that role she served as Division Manager and National Agency Operations Manager for FNF from 2001 to 2005.

Ms. Meinhardt’s qualifications to serve on our board include her knowledge of our businesses she gained as an executive of FNF, and her experience in managing and growing complex business organizations as President of FNF’s National Agency Operations.

James B. Stallings, Jr. has served as a director of Cannae since January 2018. Since 2013, Mr. Stallings has been a Managing Partner of PS27 Ventures, LLC, a private investment fund focused on technology companies. From 2009 until his retirement in January 2013, Mr. Stallings served as General Manager of Global Markets in IBM’s Systems and Technology Group. From 2002 to 2009, Mr. Stallings served in a variety of roles at IBM Corporation, including General Manager, Enterprise Systems, IBM Systems and Technology Group. From 2000 to 2002, Mr. Stallings founded and ran E House, a consumer technology company, and prior to that, Mr. Stallings worked for Physician Sales & Services, Inc., a medical supplier. From 1984 to 1996, Mr. Stallings worked in various capacities for IBM Corporation.

Mr. Stallings qualifications to serve on our board include more than 25 years of experience in the information technology industry, including leadership roles in business management, strategy and innovation, his experience as an entrepreneur and his financial expertise.

Frank P. Willey has served as a director of Cannae since November 2017. He is a partner with the law firm of Hennelly & Grossfeld, LLP. Mr. Willey served as a director of FNF from 1984 until November 2017, and served as Vice Chairman of the board of directors of FNF until February 2016. Mr. Willey served as President of FNF from January 1995 until March 2000. Mr. Willey served as Executive Vice President and General Counsel of FNF from 1984 through December 1994. Mr. Willey also serves as a director of Pennymac Mortgage Investment Trust.

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Mr. Willey’s qualifications to serve on our board include his deep knowledge of our businesses and strategies that he gained while serving as a director of FNF, his experience leading and growing a complex business organization as President and Vice Chairman of FNF, and his financial literacy and legal expertise.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than twelve directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for their respective terms or until their successors are elected and qualified. The current number of directors is nine. The board believes that each of the nominees will stand for election and will serve if elected as a director.

At this annual meeting, the persons listed below have been nominated to stand for election to the board as Class III directors for a three-year term expiring in 2023.

Hugh R. Harris

C. Malcolm Holland
Mark D. Linehan

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information.

Name	Position with Cannae Age	Age
Richard N. Massey	Chief Executive Officer	64
Brent B. Bickett	President	55
Richard L. Cox	Executive Vice President and Chief Financial Officer	54
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	58
David W. Ducommun	Senior Vice President, Corporate Finance	43

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Richard N. Massey has served as Chief Executive Officer of Cannae since November 2019 and a director of Cannae since June 2018. See “Information About The Director Nominees And Continuing Directors” section above for Mr. Massey’s biographical information.

Brent B. Bickett has served as President of Cannae since April 2017. Mr. Bickett served as Executive Vice President of Corporate Strategy of FNF from January 2016 until November 2019. Mr. Bickett served as President of FNF from December 2013 until January 2016. Mr. Bickett joined FNF in 1999 and served as Executive Vice President, Corporate Finance, of FNF from 2003 to 2013.

Richard L. Cox has served as Executive Vice President and Chief Financial Officer of Cannae since April 2017. Mr. Cox is a Managing Director of Trasimene Capital Management, LLC, which provides certain management services to Cannae, since November 2019. Mr. Cox served as Executive Vice President of Finance for FNF from August 2014 until November 2019. Mr. Cox served as Executive Vice President and Chief Tax Officer of FNF from June 2012 until August 2014. He joined FNF in March 2000 and has served in various roles since that time, including as Senior Vice President and Chief Tax Officer. Prior to joining FNF, Mr. Cox served as Senior Manager for Deloitte & Touche in Los Angeles. Mr. Cox is also a founder of Wine Decadence, LLC, a private direct sale wine business based in Jacksonville, Florida. He also serves as Treasurer of The Folded Flag Foundation, and is Chairman and President of Angel Mission.

Michael L. Gravelle has served as Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017. Mr. Gravelle has served as Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010 and served in the capacity of Executive Vice President, Legal since May 2006 and Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993. Mr. Gravelle has also served as Executive Vice President and General Counsel of Black Knight, Inc. and its predecessors since January 2014, and served as Corporate Secretary of Black Knight from January 2014 until May 2018.

David W. Ducommun has served as Senior Vice President of Corporate Finance of Cannae since November 2017. Mr. Ducommun is a Managing Director of Trasimene Capital Management, LLC, which provides certain management services to Cannae, since November 2019. Mr. Ducommun served as Senior Vice President of Mergers and Acquisitions of FNF from 2011 until November 2019. He also served as Secretary of FGL Holdings from April 2016 until December 2017. Prior to joining FNF, Mr. Ducommun served as Director of Investment Banking at Bank of America Corporation, since 2008. Before Bank of America Corporation, Mr. Ducommun was an investment banker at Bear Stearns.

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COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

In this compensation discussion and analysis, we provide an overview of our named executive officers’ compensation for fiscal year 2019. As discussed further below, effective September 1, 2019, we transitioned to an externally managed structure resulting in changes to our go-forward compensation program. However, we present this compensation discussion and analysis for 2019 primarily as an internally managed issuer. We also describe the changes to and elements of the compensation paid by our Manager as an externally managed company beginning November 1, 2019. We discuss below under “2019 Shareholder Engagement and Response,” our 2019 engagement with shareholders, who collectively owned approximately 41% of our shares as of December 31, 2019 and the enhancements we made to our executive compensation program in response to the feedback we heard.

In 2019, our named executive officers, and their titles, were:

●	Richard N. Massey, Chief Executive Officer

●	Brent B. Bickett, President

●	Richard L. Cox, Executive Vice President and Chief Financial Officer

●	Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary

●	David W. Ducommun, Senior Vice President, Corporate Finance

Mr. Massey was appointed as Chief Executive Officer of Cannae on November 15, 2019. Mr. Massey has a long and successful track record in corporate finance and investment banking, a financial, strategic and legal advisor to public and private businesses, and identifying, negotiating and consummating mergers and acquisitions.

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Externalization

In connection with the Externalization, the Company, Cannae LLC, and the Manager, entered into the Management Services Agreement which became effective September 1, 2019. The members of the Manager include Messrs. Foley, Massey, Cox and Ducommun. Pursuant to the Management Services Agreement, certain services related to the management of the Company will be conducted by the Manager through the authority delegated to it in the Management Services Agreement and in accordance with the operational objectives and business plans approved by the Company’s board of directors. Subject at all times to the supervision and direction of the board, the Manager will be responsible for, among other things, (a) managing the day-to-day business and operations of the Company and its subsidiaries, (b) evaluating the financial and operational performance of the Company’s subsidiaries and other assets, (c) providing a management team to serve as some of the executive officers of the Company and its subsidiaries, and (d) performing (or causing to be performed) any other services for and on behalf of the Company and its subsidiaries customarily performed by executive officers and employees of a public company.

Pursuant to the terms of the Management Services Agreement, Cannae LLC pays the Manager a quarterly management fee equal to 0.375% (1.5% annualized) of the Company’s cost of invested capital (as defined in the Management Services Agreement) as of the last day of each fiscal quarter, payable in arrears in cash, as may be adjusted pursuant to the terms of the Management Services Agreement (the Management Fee). Cannae LLC is responsible for paying costs and expenses relating to the Company’s business and operations. Cannae LLC reimburses the Manager for documented expenses of the Manager incurred on the Company’s behalf, including any costs and expenses incurred in connection with the performance of the services under the Management Services Agreement. The Company and Manager agreed to pay fees under the Management Services Agreement beginning on November 1, 2019. The total Management Fee payable for the year ended December 31, 2019 from Cannae LLC to our Manager was $2.1 million of which $1.0 million was paid in 2019. The Management Fee was reduced by the salaries paid by Cannae LLC to certain executive officers as described below.

The externally managed structure improves tax efficiency for Cannae and also for the Manager. We expect that all management fees and incentive payments will be effectively tax-deductible for Cannae. At the same time, incentive payments at the Manager can be structured to receive capital gains treatments instead of ordinary income tax treatment applicable to equity awards from Cannae.

The Management Services Agreement has an initial term of five years, expiring on September 1, 2024. The Management Services Agreement will be automatically renewed for one-year terms thereafter unless terminated by either the Company or the Manager in accordance with the terms of the Management Services Agreement.

The Company conducts its business through Cannae LLC. In connection with the consummation of the Externalization, an Amended and Restated Operating Agreement of Cannae LLC (Operating Agreement) was entered into on August 27, 2019, by and among Cannae LLC and the Company, the Manager and Cannae Holdco, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, which became effective on September 1, 2019.

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For so long as the Management Services Agreement is in effect, the Company, as managing member of Cannae LLC, authorizes the Manager to (a) designate officers of the Company and Cannae LLC and (b) perform, or cause to be performed, the services as are set forth in the Management Services Agreement.

EXECUTIVE SUMMARY

FINANCIAL HIGHLIGHTS

We are an externally managed holding company engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Our strategy is to continue our activities with respect to our business investments to achieve superior financial performance, maximize and ultimately monetize the value of those assets and to continue to pursue similar investments in businesses and to grow and achieve superior financial performance with respect to such newly acquired businesses.

Our goal is to acquire quality companies that are well-positioned in their respective industries, run by best-in-class management teams in industries that have attractive organic and acquired growth opportunities. We leverage our operational expertise and track record of growing industry leading companies and our active interaction with management of acquired companies, directly or through our board of directors, to ultimately provide value for our shareholders.

Our executive management team and the team of our Manager has a proven track record of investment identification and management. Their breadth of knowledge of capital markets allows us to identify companies and strategic assets with attractive value propositions, to structure investments to maximize their value, and to return the value created to shareholders.

Over the last five years, Bill Foley and our executive management team have created approximately $1.9 billion in realized value for Cannae shareholders as summarized in the following table.

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Cannae Significant Monetization and Value Creation Milestones (in millions)
Disposition Timing (1)	Investment (1)	Disposition Method	Cash or Other Value Received at Disposition	Original Investment - Cost	Realized Value in Excess of Cost
November 2018 - February 2020	Ceridian (2)	Partial Sale	$914.1	$200.5	$713.6
July 2018	Lifeworks	Sale	$56.2	—(6)	$56.2
June 2017	One Digital	Sale	$560.0	$101.0	$459.0
September 2015	J. Alexander’s	Spin-off to shareholders	$128.0 (3)	$79.0	$49.0
January 2015	Remy	Spin-off to shareholders	$332.0 (4)	$83.8	$248.2
2015 - 2016	Comdata / Fleetcor	Sale	$330.3 (5)	—(6)	$330.3
Total			$2,320.6		$1,856.3

(1)	Refer to the Company’s Annual Reports on Form 10-K covering the periods indicated for further information on each investment and its value realization.

(2)	Discussed in further detail below.

(3)	Based on $9.73 closing price per J. Alexander’s Holdings, Inc. share at spin-off on September 29, 2015.

(4)	Based on $19.98 closing price per Remy share at spin-off on January 2, 2015. Remy was later acquired by BorgWarner on November 10, 2015 for $29.50 per share.

(5)	Represents Cannae and its predecessors cash proceeds from Ceridian’s sale of Comdata to Fleetcor and subsequent sales of Fleetcor stock.

(6)	Acquired through the Company’s investment in Ceridian with no additional cash outlay made by the Company.

Ceridian. On November 9, 2007, FNF as Cannae’s predecessor, along with a partner, acquired Ceridian for approximately $5.3 billion. Cannae contributed approximately $527 million of the total $1.6 billion equity funding for the acquisition. Over the next ten plus years, largely through Mr. Foley’s significant investments of time and efforts on behalf of Cannae and as a long-term director of Ceridian, Ceridian was transformed from a legacy mainframe business model to a modern cloud-based software as a service business model. This hard work was rewarded on April 26, 2018, when Ceridian closed an initial public offering (IPO) of 24,150,000 shares of its common stock. Based on the three-day volume weighted average of Ceridian’s post-IPO closing stock prices ($29.90), our 37,135,921 share investment in Ceridian was worth approximately $1.1 billion at the time of the IPO, representing an increase in the value of our Ceridian investment of approximately $670.5 million (excluding gains related to certain Ceridian shares acquired through a private placement).

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We retained the majority of our investment in Ceridian following its IPO, and the value of our investment has increased since the IPO. On November 16, 2018, we completed the sale of 4,396,694 shares of Ceridian common stock as part  of an underwritten secondary public offering at a price of $36.00 per share resulting in net proceeds of $152.5 million. We sold these shares to partially fund our acquisition of D&B in February 2019.

During the year ended December 31, 2019, we completed the sale of an aggregate of 9.0 million shares of common stock of Ceridian as part of three separate underwritten secondary public offerings by certain stockholders of Ceridian (Ceridian Share Sales). In connection with the Ceridian Share Sales, we received aggregate proceeds of $477.9 million.

On February 21, 2020, we completed the sale of an additional 3.9 million shares of common stock of Ceridian to a broker pursuant to Rule 144 of the Securities Act of 1933 and received proceeds of $283.7 million. As a result of the sale, we now own 19.8 million shares of Ceridian common stock.

As of March 31, 2020, our retained investment in Ceridian was worth $1.0 billion based on a closing price of $50.07.

Dun & Bradstreet Holdings, Inc. On February 8, 2019, Cannae, CC Capital  Partners LLC, Bilcar LLC, and funds affiliated with Thomas H. Lee Partners, L.P. and other investors (the Consortium) completed the acquisition of D&B for $145.00 in cash for each share of D&B common stock then outstanding. We funded and retained a $505.6 million investment in Star Parent, the parent of D&B, and syndicated the remainder to other investors. In connection with the closing of the merger, Cannae was issued certain limited partner interests in Star Parent, representing approximately 24.5% of the outstanding common equity of Star Parent, and equity interests in the general partner of Star Parent, Star Parent GP Holdings, LLC. Following the closing of the merger, D&B is a privately held company. Concurrent with the closing of merger, our non-executive Chairman William P. Foley began serving as Chairman of D&B and the general partner of Star Parent. Our Chief Executive Officer, Mr. Massey also serves on the board of D&B and the general partner of Star Parent. On July 1, 2019, we invested an additional $23.5 million in Star Parent in exchange for our pro-rata share of additional limited partner interests issued by Star Parent related to D&B’s acquisition of Lattice Engines, Inc., following which our interest in Star Parent was undiluted.

T-System. On December 31, 2019, we completed our previously announced contribution of T-System Holdings, Inc. (T-System) into a health care joint venture with an investment vehicle advised by an affiliate of Carlyle Investment Management, L.L.C. (Carlyle) and certain other investors with deep health care services experience (T-System Contribution). The joint venture, Coding Solutions, plans to focus on acquiring, integrating and operating synergistic health care services companies in the provider and payer space. On the closing date, subsidiaries of Coding Solutions acquired two other healthcare services companies that provide (1) offshore medical coding solutions for the risk adjustment and provider markets and (2) domestic coding and clinical documentation services to providers. As a result of the T-System Contribution, we received cash proceeds of $60.8 million for the repayment in full of debt loaned by our consolidated subsidiary to T-System and $14.5 million as consideration for a portion of our shares of T-System. We contributed the remainder of our equity interest in T-System for a 22.7% equity interest in Coding Solutions valued at $60.2 million.

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Public Offering. On December 5, 2019, we completed a public offering of 7,475,000 shares of our common stock pursuant to a prospectus supplement, dated December 3, 2019, and the base prospectus, dated November 27, 2019, included in our registration statement on Form S-3 ASR (File No. 333-235303), which was filed with the Securities and Exchange Commission on November 27, 2019. We received net proceeds from the Offering of approximately $236.0 million, after deducting the underwriting discount and capitalized offering expenses payable by us. We intend to use the net proceeds of the offering to fund future acquisitions, for working capital and general corporate purposes.

OUR COMPENSATION PROGRAMS ARE DRIVEN BY OUR BUSINESS OBJECTIVES

Our compensation committee believes in a pay-for-performance compensation model that rewards our executives for strong returns on our investments at our portfolio companies, and incentivizes them to continue to seek to identify companies and strategic assets with attractive value propositions and structure investments to maximize their value. At the same time, our compensation committee believes it is important to disincentive our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals. Our compensation committee takes great care to develop and refine an executive compensation program that recognizes its stewardship responsibility to our stockholders while ensuring that our talent supports a culture of growth, innovation and performance without taking undue risk.

Our transition to an externally managed structure unlocks many benefits for Cannae including increasing our competitive positioning relative to our peers, incentivizing our existing management team, enhancing our ability to recruit new managers as we grow the Company and work to deliver value to our shareholders. The Externalization also better aligns our incentive compensation structure with creating shareholder value and provides meaningful shareholder protection, as compared to the Company’s current incentive plan, by including both a high-water mark and an 8% IRR hurdle rate threshold prior to an incentive fee earned.

For 2019, our executive compensation approach was designed with the following goals:

●	Sound Program Design. We designed our compensation programs to fit with our company, our strategy and our culture. In light of our business model, and the unpredictable and often extended periods over which we hold our investments, traditional annual cash incentives tied to financial performance metrics and performance-based vesting provisions in equity incentive awards with fixed, one to three-year performance periods would not provide the incentives needed to achieve our business objectives and maximize returns to our shareholders. We aim to deliver a sound compensation program, reflecting our business model and goal of achieving superior financial performance and maximizing and ultimately monetizing the value of our portfolio investments.

●	Pay for Performance. Our Investment Success Incentive Program is designed to help us maximize our return on our portfolio investments by aligning our named executive officers’ long-term incentive compensation with the returns related to investments that inure to the benefits of our shareholders. As discussed below in “The Investment Success Incentive Program” section, in connection with the Externalization, our compensation committee made certain adjustments to the Investment Success Incentive Program.

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●	Competitiveness. Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long-term.

●	Investor Alignment and Risk Assumption. We place a strong emphasis on delivering long-term results for our shareholders and discourage excessive risk-taking by our executive officers.

We believe it is important to deliver strong results for our shareholders, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

2019 PERFORMANCE-BASED PAYMENTS

As indicated above, in 2019, Cannae achieved three significant liquidity events relating to Ceridian which resulted in aggregate cash proceeds of $477.9 million and pre-tax gains of $342.1 million. Consistent with our pay-for-performance compensation philosophy, we paid our named executive officers and Mr. Foley 10% of the increase in value of the monetized portion of our Ceridian holdings over such portions value at the time of Ceridian’s IPO through Investment Success Incentive Program payments, payable in cash. The payouts for 2019 were significantly reduced from those in 2018. Our former parent company, FNF, held an investment in Ceridian since 2007 without any payments made to Mr. Foley or our executive officers during the course of the investment until subsequent to Ceridian’s IPO in April 2018. Our compensation committee believed it was important to make these payments to our named executives officers and Mr. Foley in recognition of their significant investments of time and efforts over more than ten years in completing the Ceridian IPO and transforming Ceridian into a successful public company, and to encourage our named executive officers and Mr. Foley to continue to take a long-term view of managing our portfolio companies in order to maximize value for our shareholders. We believe that the preservation of our original investment and the superior gains recognized in the Ceridian IPO and subsequent partial sales would not have occurred but for the strategic vision, leadership and the investment of time and effort by our entire management team and Mr. Foley. See “Director Compensation” for additional information on Mr. Foley’s contribution to the success of Ceridian and the rationale behind his participation in the Investment Success Incentive Program in relation to Ceridian.

COMPENSATION BEST PRACTICES

We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and makes adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and have designed our compensation programs, all with the goal of continually improving our approach to executive compensation.

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Some of the best practices adopted by our compensation committee or full board of directors include the following:

THINGS WE DO		THINGS WE DON’T DO
✔	Permit shareholder action by written consent	×	Have supermajority voting provisions in our Certificate of Incorporation
✔	Maintain robust stock ownership requirements	×	Provide tax gross ups or reimbursement of taxes
✔	Maintain a clawback policy for incentive-based compensation	×	Have liberal change in control definitions
✔	Undertake an annual review of compensation risk	×	Provide our executives with modified single trigger severance arrangements—which provide severance upon a voluntary termination of employment following a change in control
✔	Limit perquisites	×	Allow hedging and pledging transactions by our employees, executives or directors as applicable involving our securities without approval by the board
✔	Require that any dividends or dividend equivalents on equity awards are subject to the same underlying vesting requirements applicable to the awards—that is, no payment of dividends or dividend equivalents are made unless and until the award vests
✔	Have transparent executive compensation disclosures in our annual proxy statements
✔	A policy that annual grants of restricted stock will utilize a vesting schedule of not less than three-years
✔	Retain an independent compensation consultant that reports solely to our compensation committee, and that does not provide our compensation committee services other than executive compensation consulting

2019 SHAREHOLDER ENGAGEMENT AND RESPONSE

At our 2019 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say-on-pay” vote, on the compensation of our named executive officers as disclosed in the 2019 proxy statement. A majority of our shareholders approved our “say-on-pay” proposal, with 66.7% of the votes cast in favor of the proposal. As more fully described below, in 2019, we engaged our shareholders to gain further feedback on our executive compensation programs and to communicate with them our strategy, governance and executive compensation. We also reviewed written comments from proxy advisory firms, advice from our independent compensation consultant and other consultants, and market practices at peer companies.

We are committed to hearing and responding to the views of our shareholders. In the first half of 2019, we reached out to nine of our top eleven shareholders (representing approximately 44.33% of our shares) and spoke with seven of our top ten shareholders, who collectively owned approximately 41% of our shares. At these meetings, we discussed a variety of topics, including our corporate governance, and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as applicable. We consistently engage

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with FNF, who was our third largest shareholder at approximately 7.2% as of December 31, 2019, but do not include FNF in the outreach described above because FNF is required to vote pro rata with public shareholders pursuant to the voting agreement between FNF and Cannae. See “Voting Agreement” below for additional information.

Following our 2019 stockholders meeting and in connection with our Externalization, we had the opportunity to review our executive compensation structure and considered the views of shareholders in that review. The principal observations identified by our shareholders in our 2019 engagement process and our positive steps to address those observations are summarized below. See also “Changes to Executive Compensation Program Subsequent to Externalization” below for further description of changes to our compensation program following the Externalization.

Shareholder Feedback and Response:	Discussion:

SHAREHOLDER FEEDBACK:

Concerns about size of executive compensation and discretionary payments made to named executive officers in 2018.

RESPONSE:

No discretionary payments were made to any of our named executive officers in 2019. We also did not make any equity awards to our named executive officers in 2019.

Further, total compensation paid to our named executive officers and to Mr. Foley was significantly down from 2018. Beginning as of November 1, 2019, Mr. Foley, our non-executive Chairman and Mr. Massey, our Chief Executive Officer will only receive $1 in compensation from Cannae going forward.

We discussed with our shareholders that payouts under our Investment Success Incentive Program are sometimes sporadic and varying in nature based on liquidity events for investments that we hold over long periods of time.

Our overall incentive compensation payout was significantly reduced in 2019 from 2018, and beginning on November 1, 2019, our director and new Chief Executive Officer, Mr. Massey, and our non-executive Chairman, Mr. Foley, each receive a $1 for their services to Cannae. We did not make any discretionary bonuses in 2019 and do not anticipate granting equity awards going forward.

As a result of the Externalization, the Investment Success Incentive Program only includes Ceridian and incentive payments to the Manager are structured as carried interests in a tax efficient and shareholder beneficial matter as discussed immediately below.

SHAREHOLDER FEEDBACK: Payment of full ISIP cash amount based on an initial public offering. RESPONSE: The Manager Incentive Program provides discretion on such liquidity events.	In connection with the Externalization, the Manager Incentive Program provides Cannae with certain discretion on the distributions resulting from a liquidity event, including payment upon the subsequent sale of the IPO shares (in lieu of upon receipt) and paying the distribution in Cannae common stock, instead of cash. The compensation committee may exercise discretion to pay out awards under the Investment Success Incentive Program, including to make pay outs in cash or stock of Cannae, or a combination of both.

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Shareholder Feedback and Response:	Discussion:

SHAREHOLDER FEEDBACK:

No limitations around payouts under the Investment Success Incentive Program.

RESPONSE:

Only Ceridian remains a part of the current Investment Success Incentive Program. As a part of the Externalization, Cannae will make incentive payments to the Manager through carried interest program (the Manager Incentive Program) with respect to all of Cannae’s other investments. Carried interest payments to our Manager under the Manager Incentive Program have been structured to include a hurdle rate and a high-water mark.

In connection with the Externalization, our incentive compensation program was redesigned to better align our compensation structure with creating shareholder value and provide meaningful shareholder protection.

Carried interest payments made to our Manager as a part of the Manager Incentive Program, include a beginning mark for each investment, a hurdle rate (threshold) of 8% of IRR (including both costs of investment and payment of Management fees), and a high-water mark, pursuant to which realized gain is reduced by aggregate net unrealized losses in the portfolio as a whole, each as set forth in the Cannae Holdings, LLC Operating Agreement. To the extent that, as of the liquidity event, the value of the portfolio of unrealized investments is less than the aggregate cost of such investments, then the Manager’s carried interest entitlement will be correspondingly reduced until such time as the investment portfolio has recovered in value (maximum).

Cannae’s legacy Investment Success Incentive Program is now limited to our investment in Ceridian due to tax efficiencies we considered. The Ceridian IPO in 2018 represented a significant portion of the benefit and associated incentive payout from our investment in Ceridian. Please see “Financial Highlights” section above for further information on our investment in Ceridian. Our compensation committee has the right to apply negative discretion to reduce or eliminate a participant’s payment under the Investment Success Incentive Program.

SHAREHOLDER FEEDBACK:

Only time-based criteria for equity awards to executive officers, which are single trigger.

RESPONSE:

We did not make equity awards to our named executive officers in 2019, and as a part of our Externalization, we have eliminated equity awards to our executive officers.

We discussed with our shareholders that Cannae is not an operating company and therefore in and of itself does not have meaningful performance operating metrics on which equity awards can be established. Since equity awards outstanding represent a fairly small number, we did not retroactively amend previously granted equity awards to impose a double-trigger structure.

SHAREHOLDER FEEDBACK: Incentive fee not tax deductible. RESPONSE: Tax deductibility flexibility from Cannae’s perspective.	The Externalization has resulted in greater tax efficiencies for Cannae as the Management Fee is tax deductible for Cannae, and the incentive fee provides significant benefits as a program outside the requirements of Internal Revenue Code Section 162(m).
SHAREHOLDER FEEDBACK: The number of non-independent directors. RESPONSE: Two directors expected to become independent in November 2020 resulting in seven of nine independent directors.	Two of our directors, Frank Willey and Erika Meinhardt, were not independent solely based on their prior relationships with FNF prior to the Split-Off, which relationships do not exist at Cannae. We expect that Ms. Meinhardt and Mr. Willey will meet our director independence requirements as of November 17, 2020, the third anniversary of the Split-Off, resulting in seven independent directors out of our nine-member board.

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OVERVIEW OF OUR COMPENSATION PROGRAMS

PRINCIPAL COMPONENTS OF COMPENSATION

The following disclosure is primarily focused on the compensation of our named executive officers prior to the Externalization. We link a significant portion of each named executive officer’s total compensation to the performance of our investments.

The following chart illustrates the principal elements of our named executive officer compensation program in 2019:

Category of Compensation	Type of Compensation	Purpose of the Compensation
Cash Compensation	Salary	Salary provides a level of assured, regularly paid, cash compensation that is competitive and helps attract and retain key employees.
Investment/ Business Specific Incentives	Investment Success Incentive Program	Our compensation program is focused on the performance of our investments. The purpose of the program is to retain and incentivize executives to identify and execute on monetization and liquidity opportunities that will maximize returns.

Our compensation committee determines the appropriate value of each component of our executives’ compensation after considering each named executive officer’s level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term value. In 2019, we did not grant long-term equity incentive restricted stock awards to our named executive officers, and in September 2019, we limited the Investment Success Incentive Program to only Ceridian. Beginning in September 2019, we transitioned to an externally managed structure. See “Changes to Executive Compensation Program Subsequent to Externalization” above for further description of changes to our compensation program following the Externalization.

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ALLOCATION OF TOTAL COMPENSATION FOR 2019

The following chart and table show the average allocation of 2019 Total Compensation reported in the Summary Compensation Table among the components of our compensation programs:

	Salary	Investment Success Incentive Program (ISIP)	Total Compensation	Perfomance-based Compensation
Brent B. Bickett	10.9%	89.1%	100%	89.1%
Richard L. Cox	9.6%	90.4%	100%	90.4%
Michael L. Gravelle	13.2%	86.8%	100%	86.8%
David W. Ducommun	14.5%	85.5%	100%	85.5%

The table and graphic above does not include Mr. Massey, who was appointed as Chief Executive Officer of Cannae on November 15, 2019. Mr. Massey did not receive any compensation for services as our Chief Executive Officer in 2019. Until November 1, 2019, Mr. Massey received fees for services as an independent director of Cannae. Beginning on November 1, 2019, Mr. Massey received $1 for services as a director of Cannae. As a Senior Managing Director of the Manager, Mr. Massey is eligible to receive fees paid by the Manager.

As illustrated on the preceding page, a significant portion of each named executive officer’s (other than Mr. Massey) total compensation for 2019 is based on awards that are tied to the success of our investments. Performance-based compensation for executives other than Mr. Massey comprised between 85.5% and 90.4% of our named executive officers’ total compensation in 2019.

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Our compensation committee believes a significant portion of an executive officer’s compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our shareholders.

Executive Compensation Paid by our Manager in 2019

The total Management Fee payable to our Manager for 2019 (from November 1, 2019 through December 31, 2019) was $2.1 million. With respect to base salaries, we pay the base salaries of all of our named executive officers. However, beginning on November 1, 2109, the base salaries of Messrs. Cox and Ducommun, and beginning November 15, 2019, the base salary of Mr. Massey, were and will in the future be reduced from the Management Fee paid to the Manager, as each of them are members of the Manager. For the two months of 2019, in the aggregate, the salaries of Mr. Cox ($41,667), Mr. Ducommun ($41,667) and Massey ($1), represent 3.9% of the Management Fee payable during that period. With respect to incentive-based compensation, for 2019, our named executive officers (other than Mr. Massey) and our Chairman Mr. Foley earned awards pursuant to Cannae’s Investment Success Inventive Program described below, and they will continue to participate in Cannae’s Investment Success Inventive Program only as it relates to our investment in Ceridian. As a part of the Externalization, we established the Manager Incentive Program with respect to Cannae’s other investments, which program provides for carried interest payments to our Manager which include a hurdle rate (threshold) and a high-water mark (maximum). No amounts were payable to the Manager in 2019 pursuant to the Manager Incentive Program. Our named executive officers Messrs. Massey, Cox and Ducommun, and our Chairman Mr. Foley, do not receive any compensation from the Manager for their services to Cannae, although, as members and equity holders of the Manager, each of them has an interest in the fees paid to the Manager. We do not intend to grant equity awards going forward. For 2019, our named executive officers received 12.1% of their total compensation in the form of base salaries and the remaining 88% in the form of performance-based incentive bonuses. For additional information about the Manager, the Management Services Agreement and our Manager executive compensation, see “Changes To Executive Compensation Program Subsequent To Externalization” and “Management Services Agreement.”

ANALYSIS OF COMPENSATION COMPONENTS

BASE SALARY

Base salaries reflect the fixed component of the compensation for a named executive officer’s ongoing contribution to the operating performance of our portfolio companies and his area of responsibility. We provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. Our compensation committee will review salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by our compensation consultant, Mercer, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

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From January 1, 2019 to November 4, 2019, our named executive officers received the following base salaries: Mr. Bickett $362,500; Mr. Cox $81,250; Mr. Gravelle $131,250; Mr. Ducommun $150,000. In connection with our transition to an externally-managed operating model, effective as of November 4, 2019, Cannae began a series of leadership changes, including Mr. Ducommun’s appointment as the Corporate Finance Officer, and our named executive officers base salaries were updated as follows: Mr. Bickett $362,500 Mr. Gravelle $250,000, Mr. Cox $250,000, Mr. Ducommun $250,000. Beginning on November 1, 2019, Mr. Massey received $1 for services as Chief Executive Officer and a director of Cannae.

THE INVESTMENT SUCCESS INCENTIVE PROGRAM

The Cannae Investment Success Incentive Program is a performance-based cash incentive program designed to drive extraordinary performance by aligning a portion of management’s compensation with our investment returns. Under the program, amounts are earned upon liquidity events, which include events such as an IPO of the company’s shares, sales of the company’s securities or assets, recapitalizations in connection with which extraordinary dividends exceeding Cannae’s investment are returned, and other transactions or events in connection with which return on the investment can be objectively determined. For awards under this program, return is determined relative to the value of our investment in Ceridian at the time of its IPO in 2018, which was $1,098,387,000. If the amount of cash or value of property received in the liquidity event is determined to constitute a positive return on our investment, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool. The allocation of the final incentive pool amount to each participant will be determined by the compensation committee at the time of payment of any award paid under the program. To be entitled to receive a payment under the program, participants must remain employed or be serving on the board of directors of Cannae or a subsidiary through the date of payment. In setting the value of our investment in Ceridian for purposes of the program, the compensation committee used the post-IPO value of our Ceridian investment to ensure that any payments under the Investment Success Incentive Program would only be paid with respect to new gains on that investment.

All amounts payable under the Investment Success Incentive Program are subject to our clawback policy, which is described below. The Investment Success Incentive Program gives our compensation committee discretion to reduce or eliminate amounts that otherwise would be earned under the program’s incentive formula.

The Cannae Investment Success Incentive Program only includes returns relating to our investment in Ceridian.

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CERIDIAN SECONDARY OFFERING

On May 22, 2019, September 5, 2019, and November 15, 2019, we completed the sale of 2.0 million, 2.0 million and 5.0 million shares of Ceridian common stock as part of underwritten secondary public offerings (collectively, the Ceridian Share Sales) at a price of $50.50, $56.30, and $53.08 per share resulting in net proceeds of $100.5 million, $112.0 million and $265.4 million. For purposes of the Investment Success Incentive Program, the Ceridian Share Sales resulted in an aggregate post-IPO return on our investment of $211,952,986. Of this amount, 10%, or $21,195,299, was allocated to the incentive pool and payments were made to participants based on their allocated percentages of the pool, which are as follows: Mr. Bickett 14.0%, Mr. Cox 4.5%, Mr. Gravelle 4.5%, and Mr. Ducommun 4.5%. Mr. Massey did not participate in the Investment Success Incentive Program during his term as an independent director and is not anticipated to participate in such program going forward. Messrs. Foley, Massey, Cox, and Ducommun as members of our Manager receives cash distributions from our Manager periodically after payment of all compensation and other expenses to our Manager’s employees. The amount of such distribution is derived by the Manager and is not within our control. Mr. Foley, our non-executive Chairman, is also a participant in the Investment Success Incentive Program (as limited to Ceridian) with 71.5% allocated from the incentive pool. See “Director Compensation” below for a discussion of payments made to Mr. Foley.

The following table shows the payments made to our named executive officers in connection with the Ceridian Share Sales.

Name	Percentage of Pool	Total Value of Incentive Paid
Brent B. Bickett	14%	$2,967,341
Richard L. Cox	4.5%	$953,789
Michael L. Gravelle	4.5%	$953,789
David W. Ducommun	4.5%	$953,789

CHANGES TO EXECUTIVE COMPENSATION PROGRAM SUBSEQUENT TO EXTERNALIZATION

Base Salaries. In connection with the Externalization, beginning November 1, 2019, the base salaries of Messrs. Cox and Ducommun, and beginning November 15, 2019 the base salary of Mr. Massey, are paid by Cannae LLC and such amounts are reduced from the management fee paid to the Manager. Our other named executive officers will receive salaries directly from Cannae LLC. The Manager will receive a quarterly management fee pursuant to the terms of the Management Services Agreement. For the two months of 2019, base salaries of Mr. Cox ($41,667), Mr. Ducommun ($41,667) and Mr. Massey ($1) were deducted from the $2.1 million Management Fee payable to the Manager.

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Incentive Program. Messrs. Bickett, Cox, Gravelle, Ducommun and Foley will continue to participate in our Investment Success Incentive Program, which only includes Ceridian. Mr. Massey does not participate in the Investment Success Incentive Program.

Carried interest payments made to our Manager pursuant to the terms of the Operating Agreement, include a hurdle rate of 8% of IRR and a high-water mark. So long as Cannae LLC’s profits with respect to a liquidity event (sale or other disposition) involving an investment (as defined in the Operating Agreement) exceed an annualized hurdle rate (threshold) of 8%, Cannae LLC pays carried interest with respect to such investment to the Manager. Generally, where such hurdle is satisfied, carried interest is paid to the Manager in an amount equal to: 15% of the profits on such investment (calculated as the proceeds of such investment less allocable management fees (as defined in the Operating Agreement) and the cost of such investment) for returns between 1.0x and 2.0x the cost of such investment (plus allocable management fees), and 20% of the profits on such investment for returns exceeding 2.0x the cost of such investment (plus allocable management fees). However, to the extent that, as of the liquidity event, the value of the portfolio of unrealized investments is less than the aggregate cost of such investments, then the Manager’s carried interest entitlement is correspondingly reduced until such time as the investment portfolio has recovered in value (i.e., maximum). Messrs. Foley, Massey, Cox, and Ducommun as members of our Manager will receive cash distributions from our Manager periodically after payment of all compensation and other expenses to our Manager’s employees. The amount of such distribution is derived by the Manager and is not within our control.

BENEFIT PLANS

Cannae provides compensation and broad-based retirement and health and welfare benefit plans in which our named executive officers and other executives and employees generally participated in 2019. We did not provide perquisites, pensions, deferred compensation plans, supplemental executive retirement plans or other employee benefits to our named executive officers in 2019.

EMPLOYMENT AGREEMENTS AND POST-TERMINATION COMPENSATION AND BENEFITS

We have not entered into employment agreements with any of our named executive officers.

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our omnibus incentive plan and the Cannae Investment Success Incentive Program and approving individual grants and awards under those plans for our executive officers.

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In November 2017, our compensation committee engaged Mercer, an independent compensation consultant, to conduct a review of our compensation programs for our named executive officers and other key executives and our board of directors. Mercer was selected, and its fees and terms of engagement were approved, by our compensation committee. Mercer reported directly to the compensation committee, received compensation only for services related to executive compensation issues and neither it nor any affiliated company provided any other services to us. On February 20, 2020, the compensation committee reviewed the independence of Mercer in accordance with the rules of the NYSE regarding the independence of consultants to the compensation committee, and affirmed Mercer’s independence and that no conflicts of interest existed. Mercer also assists our compensation committee in its annual review of a compensation risk assessment.

The Chairman of our compensation committee and our Chairman, Mr. Foley, participated in the 2019 executive compensation process by making recommendations with respect to our named executive officers’ base salaries, equity-based incentive compensation awards, and allocations of the Ceridian IPO award pool. In addition, Mr. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and Mercer in preparing the committee’s meeting agendas and, at the direction of the committee, assisted Mercer in gathering our financial information and information on our executives’ existing compensation arrangements for inclusion in Mercer’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of Mercer and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

ESTABLISHING EXECUTIVE COMPENSATION LEVELS

We operate in a highly competitive industry and compete with our peers and in other talent markets to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives’ compensation levels are set at levels that our compensation committee believes to be competitive in our market.

When determining the value of the various compensation components that each of our named executive officers would receive, our compensation committee considered a number of important qualitative and quantitative factors including:

•	The named executive officer’s experience, knowledge, skills, level of responsibility and potential to influence company performance;

•	The business environment and our business objectives and strategy;

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•	The named executive officer’s ability to impact the Company’s achievement of the goals for which the compensation program was designed, including achieving the Company’s long-term financial goals and increasing shareholder value;

•	Marketplace compensation levels and practices; and

•	Other corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers.

To assist our compensation committee, Mercer conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, pay mix and other key statistics. This data was collected and analyzed during 2019. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

For 2019, Mercer used two marketplace peer groups: (1) asset management firms of similar size to Cannae to assess pay levels and pay delivery and (2) asset management firms larger than Cannae to inform pay delivery decisions. The peer group consisting of similarly sized companies was based on a total asset range of 1/2 to 2 times the 2019 total assets for Cannae (which at the time was estimated to be approximately $1.3 billion, industry focus, nature and complexity of operations, and because they compete with us for business and/or executive talent.

In addition to the peer groups, Mercer gathers compensation practices data from proprietary and third-party compensation databases. That data is helpful to the compensation committee when reviewing our executive compensation practices.

The 2019 Cannae peer groups consisted of:

Peer Group of Similarly Sized Firms to Inform Pay Levels and Pay Delivery

Affiliated Managers Group, Inc.	Hercules Capital Inc.
Main Street Capital Corp.	Artisan Partners Asset Management Inc.
Compass Diversified Holdings	Barings BDC, Inc.
Federated Investors, Inc.	Waddell & Reed Financial, Inc.

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Peer Group of Larger Firms to Inform Pay Delivery Decisions:

Jefferies Financial Group Inc.	Apollo Global Management LLC
Carlyle Group LP	Waddell & Reed Financial, Inc.
Ares Capital Corp.	Gladstone Investment Corp.
Affiliated Managers Group, Inc.	Federated Investors, Inc.

Given Cannae’s transition in 2019 from an internally-managed to an externally managed operating model, Mercer recommended changes to Cannae’s marketplace peer group of externally managed companies of a similar size and industry focus to Cannae. The peer group consisting of similarly sized companies was based on a total asset range of 1/2 to 2 times the 2019 total assets for Cannae (which at the time was estimated to be approximately $1.8 billion). The exception of this criterion was BlackRock Capital Investment Corporation, which has total assets below the range minimum. We expect to use the following peer group for 2020:

Peer Group:

Apollo Investment Corporation	Bain Capital Specialty Finance, Inc.
Barings BDC, Inc.	BlackRock Capital Investment Corporation
Compass Diversified Holdings	Goldman Sachs BDC, Inc.
Golub Capital BDC, Inc.	New Mountain Finance Corporation
Oaktree Specialty Lending Corporation	PennantPark Floating Rate Capital Ltd.
Solar Capital Ltd.	TCG BDC, Inc.
TPG Specialty Lending, Inc.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

Our named executive officers and our board of directors maintain significant long-term investments in our company. Collectively, as reported in the table “Security Ownership of Management and Directors,” they beneficially own an aggregate of 5,371,086 shares of our common stock, which in total is equal to 6.8% of our shares entitled to vote. The fact that our executives and directors hold such a large investment in our shares is part of our company culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

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We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders.

The guidelines call for the executive to reach the ownership multiple within five-years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee director.

Position	Minimum Aggregated Value
Chairman	7 × annual cash retainer
CEO	3 × base salary
Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Each of our named executive officers and our non-employee directors met or significantly exceed these stock ownership guidelines as of December 31, 2019. Our non-executive Chairman, Mr. Foley holds shares equal to 4.5% of our common stock as of April 22, 2020. Mr. Massey, our Chief Executive Officer, receives only $1 in base salary compensation, but owns 233,899 shares of our common stock as of April 22, 2020. The above shareholder ownership levels far exceeds the above stock ownership guidelines. The ownership levels are shown in the “Security Ownership of Management and Directors” table above. Since we have externalized our management, we do not intend to grant equity to our officers going forward.

HEDGING AND PLEDGING POLICY

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk-taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from taking any of the following actions without obtaining approval from our board of directors: engaging in hedging or monetization transactions with respect to our securities, engaging in short term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Cannae securities in margin accounts or pledging them as collateral for loans. In the event a director or executive officer makes an exception request, they should indicate that they have the financial ability to settle the pledge without resort to the pledged Cannae shares. Our board believes it is important to have this policy to discourage inappropriate risk-taking by our directors and executive officers, while balancing the importance of tying our directors’ and executive officers’ interests to those of our shareholders by encouraging significant ownership of our stock with the occasional need of these individuals for additional liquidity. The board of directors may determine whether the policy should apply to other individuals, including certain employees, consultants and contractors to the company.

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CLAWBACK POLICY

Our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2019.

TAX AND ACCOUNTING CONSIDERATIONS

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

In general, Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one-year for compensation paid to certain executive officers. Before being repealed by the Tax Cuts and Jobs Act in 2017, there was an exception for certain performance-based compensation. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception under Section 162(m) for awards that are not grandfathered and it increased the coverage of Section 162(m) to, among other things, include Chief Financial Officers and any individual who was subject to the Section 162(m) limitation in tax years beginning after 2016, even after employment ends. These changes cause more of our named executive officer’s compensation to be non-deductible under Section 162(m) in the future, and eliminate our ability to structure performance-based awards to be exempt from Section 162(m). While our compensation committee considers the deductibility of compensation as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our compensation committee will also consider the accounting impact when structuring and approving awards. We account for share based payments, including long-term incentive grants, in accordance with Accounting Standards Codification (ASC) Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles (GAAP).

2019 SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

At our 2019 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say-on-pay” vote, on the compensation of our named executive officers as disclosed in the 2019 proxy statement. A majority of our shareholders approved our “say-on-pay” proposal, with 66.7% of the votes cast in favor of the proposal. The compensation committee considered these results, as well as the feedback we received from investors prior to and following our 2019 annual meeting. For a description of the feedback we received from investors and the actions we took to address the issues they identified, see the section above titled “2019 Shareholder Engagement and Response.”

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COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Frank R. Martire (Chairman)

Hugh R. Harris (service began on February 20, 2020)

C. Malcolm Holland

Richard N. Massey (served until November 1, 2019)

EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2019 (together, our named executive officers). All incentive payments were made by Cannae under the Cannae Investment Success Incentive Program. Base salaries were paid by Cannae and only a portion of the salaries of Mr. Cox ($41,667), Mr. Ducommun ($41,667) and Mr. Massey ($1) were deducted from the Management Fee in 2019.

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Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Richard N. Massey, Chief Executive Officer and Director (3)	2019	85,001(4)	—	—	—	—	85,001
Brent B. Bickett, President	2019	362,500	—	—	2,967,341	—	3,329,841
	2018	362,500	10,174,758	587,261	315,002	—	11,439,521
	2017	—	—	543,758	—	—	543,758
Richard L. Cox, Executive Vice President and Chief Financial Officer	2019	100,721	—	—	953,789	—	1,054,510
	2018	81,250	3,270,457	263,266	101,251	—	3,716,224
	2017	—	—	243,743	—	—	243,743
Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary	2019	144,952	—	—	953,789	—	1,098,741
	2018	131,250	3,270,457	425,264	101,251	—	3,928,222
	2017	—	—	393,741	—	—	393,741
David W. Ducommun, Senior Vice President, Corporate Finance Officer	2019	161,538	—	—	953,789	—	1,115,327
	2018	150,000	3,270,457	243,005	101,251	—	3,764,713
	2017	—	—	224,998	—	—	224,998

(1)	Represents the grant date fair value of time-based restricted stock awards granted computed in accordance with ASC Topic 718, excluding forfeiture assumptions. No such awards were granted in 2019.

(2)	Reflects awards for the Ceridian Secondary Offerings under our Investment Success Incentive Program.

(3)	Mr. Massey was appointed as our Chief Executive Officer on November 15, 2019. Prior to such date, Mr. Massey received non-employee director fees of $85,000, which are reflected in the “Salary” column. Beginning on November 1, 2019, Mr. Massey received $1 for services as a director of Cannae.

(4)	Reflects the cash portion of annual board and committee retainers and meeting fees paid to Mr. Massey for his service as a director prior to his appointment as Chief Executive Officer of Cannae on November 15, 2019 and his adjusted director fee of $1 beginning on November 1, 2019.

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GRANTS OF PLAN-BASED AWARDS

We did not grant any equity-based awards to our named executive officers during the fiscal year ended December 31, 2019. As described in the “Compensation Discussion and Analysis” above, the Investment Success Incentive Program does not include target, threshold or maximum amounts for participating executives. Incentive amounts under the program are earned upon liquidity events related to our investment in Ceridian. If the amount of cash or value of property received or receivable in a liquidity event is determined to constitute a positive return on our investment, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool, as determined by, and subject to the negative discretion of, our compensation committee. For a description of the formula used to determine the amounts payable under the ISIP awards, please see the discussion of the Investment Success Incentive Program above.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2019.

OUTSTANDING RESTRICTED STOCK AWARDS AT FISCAL YEAR END
Name	Grant Date	Number of Shares That Have Not Vested (#)(1)	Market Value of Shares That Have Not Vested ($)(2)
Richard N. Massey	6/25/2018	2,620	97,438
	11/15/2018	3,012	112,016
Brent B. Bickett	11/28/2017	9,824	365,355
	11/15/2018	21,836	812,081
Richard L. Cox	11/28/2017	4,404	163,785
	11/15/2018	9,789	364,053
Michael L. Gravelle	11/28/2017	7,114	264,570
	11/15/2018	15,812	588,048
David W. Ducommun	11/28/2017	4,065	151,177
	11/15/2018	9,036	336,049

(1)	Awards vest over three-years on each of the first three anniversaries of the date of grant.

(2)	Market values are based on the December 31, 2019 closing price for our common stock of $37.19 per share.

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STOCK VESTED

The following table sets forth information concerning each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2019, for each of the named executive officers on an aggregated basis:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard N. Massey	2,815	91,639
Brent B. Bickett	20,741	765,319
Richard L. Cox	9,298	343,086
Michael L. Gravelle	15,020	554,220
David W. Ducommun	8,582	316,666

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we discuss the nature and estimated value of payments we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans. We have not entered into employment agreements with our named executive officers.

We describe the estimated payments that would be provided to our named executive officers upon a change in control without a termination of employment. We also describe the estimated payments that would be provided to our named executive officers upon a termination of employment due to disability or death. We do not provide our named executive officers with severance or enhanced payments upon a voluntary termination by the executive, with or without good reason, or a termination by us either for cause or not for cause.

Upon a termination of employment, the named executive officers would be entitled to accrued vacation. In accordance with SEC rules, we have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

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POTENTIAL PAYMENTS UNDER OUR OMNIBUS INCENTIVE PLAN

Our omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our omnibus incentive plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of our omnibus incentive plan, the term “change in control” is defined as the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 50% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	During any period of two consecutive years, a change in the majority of our board of directors, unless the change is approved by 2/3 of the directors then in office,

•	A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

ESTIMATED CASH PAYMENTS UPON TERMINATION OF EMPLOYMENT

For a termination of employment, none of the named executive officers would be entitled to severance or enhanced payments or benefits.

ESTIMATED EQUITY PAYMENTS UPON CHANGE IN CONTROL, DEATH OR DISABILITY

As disclosed in the Outstanding Equity Awards at Year End table, each named executive officer had outstanding unvested restricted stock awards on December 31, 2019. Under the terms of our omnibus plan and award agreements, these restricted stock awards would vest upon a change in control. In addition, these restricted stock awards would vest, pro rata based upon the number of completed months of employment prior to the date of termination upon a termination of employment due to death or disability. In any other termination event, all restricted stock awards would expire at the employment termination date.

The following table includes the estimated values of the restricted stock awards held by the named executive officers that would vest upon a change of control, or upon the termination of their employment due to death or disability, in each case assuming such event occurred on December 31, 2019. The amounts below were determined based upon the number of unvested restricted shares held by each executive as of December 31, 2019 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $37.19 per share, which was the closing price of our common stock on December 31, 2019.

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Estimated Value of Equity Awards that Would Vest	Massey	Bickett	Cox	Gravelle	Ducommun
Death	$33,621	$74,257	$33,289	$53,772	$30,728
Disability	$33,621	$74,257	$33,289	$53,772	$30,728
Change in Control	$209,454	$1,177,435	$527,838	$852,618	$487,226

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is currently composed of Frank R. Martire (Chair), Hugh R. Harris and C. Malcolm Holland. For the fifteen day only period between November 15, 2019 and December 1, 2019, Mr. Massey served as our Chief Executive Officer while also serving on the Compensation Committee of Black Knight, Inc., where Mr. Foley was an executive officer until December 1, 2019 while also serving as our director. This short time period existed in order to finalize Mr. Foley transition services agreement with Black Knight, Inc. During fiscal year 2019, no other member of the compensation committee was a former or current officer or employee of Cannae or any of its subsidiaries. In addition, during 2019, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board of directors.

DISCUSSION OF OUR COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We reviewed our compensation policies and practices for all employees including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. In conducting the analysis, we reviewed the structure of our executive incentive programs and the internal controls and risk abatement processes that are in place for each program.

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable return on investment at the time of a liquidity event in the Investment Success Incentive Program, together with the compensation committee’s discretion to reduce awards and the fact that the awards are subject to our clawback policy, serve to mitigate excessive risk-taking. The risk of overstatement of achievement under the Investment Success Incentive Program is mitigated by the compensation committee’s review and approval of the value of our investment in each company for purposes of the program, and its review and approval of the value of the return on our investment upon a liquidity event.

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2019 PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K of the Exchange Act, we are providing the following information about the relationship of the 2019 annual total compensation of the principal executive officer and the median of the annual total compensation of our other employees, which we refer to as the pay ratio. For purposes of the pay ratio, the principal executive officer compensation was calculated as the combined total compensation received by our President, Mr. Bickett, and our Chief Executive Officer, Mr. Massey, during their respective tenure as principal executive officer in fiscal year 2019. Mr. Bickett served as our principal executive officer from January 1, 2019, until Mr. Massey’s appointment as our Chief Executive Officer on November 15, 2019. Our pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the rule’s flexibility, the method the Company used to determine the median employee may be different from its peers, so the ratios may not be comparable.

The ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all other employees for 2019 was 115 to 1. This ratio was based on the following:

•	The combined total compensation of our prior and current principal executive officers, Messrs. Bickett and Massey, for 2019 during their respective tenures as principal executive officer, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $1,637,988; and

•	The median of the annual total compensation of all employees (other than our principal executive officer), calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $14,179. The median employee is a part-time server at one of the restaurants owned by Blue Ribbon.

Methodology for Determining Our Median Employee. For purposes of the pay ratio disclosure, we are required to identify a median employee based on our entire workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time).

The median employee is determined by identifying the employee whose compensation is at the middle of the compensation of our employee population (excluding our principal executive officer). Under the pay ratio rules, we may retain the same median employee for up to three years for purposes of determining the ratio (unless the overall employee population or compensation programs change significantly). Due to a significant change in our prior median employee’s specific compensation, we are using an employee who was near median from the prior analysis, and has current compensation more consistent with the prior analysis and our overall employee population.

The following outlines the methodology, material assumptions, and estimates used to determine the median employee for 2018 (which was retained for evaluating the median employee for 2019):

Employee Population. We determined that, as of October 1, 2018, the date we selected to identify the median employee, our employee population consisted of approximately 20,100 individuals working for Cannae. The vast majority of these employees are part-time restaurant employees at Blue Ribbon.

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Compensation Measure Used to Identify the Median Employee. To identify the median employee, we selected base salary/wages and overtime pay, plus paid incentive bonus through December 31, 2018, as the compensation measure. In identifying the median employee, we annualized the compensation of any new hires in 2018 as if they were hired at the beginning of the fiscal year, as permitted by Securities Exchange Commission rules. As all of our employees are domiciled in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. The median of the annual total compensation of all employees (other than our principal executive officer), calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, was $14,179.

Annual Total Compensation of Principal Executive Officer. Our pay ratio is significantly lower than in 2018, due primarily to the change in principal executive officer and ongoing compensation for our Chief Executive Officer. Future annualized Chief Executive Officer compensation will only include $1 of base salary which represents Cannae’s go-forward Chief Executive Officer compensation strategy after entering into a management agreement with our external Manager. Our 2019 pay ratio reflecting future Chief Executive Officer pay of $1 is 0.0001 to 1. This ratio is more representative of what our future disclosures will be.

DIRECTOR COMPENSATION

In 2019, all non-employee directors other than Mr. Foley received an annual cash retainer of $75,000, payable quarterly. Mr. Foley became our non-executive Chairman as of May 7, 2018, and receives an annual retainer of $500,000. Beginning on November 1, 2019, and going forward, Mr. Foley will receive $1 for his services as a director of Cannae. Mr. Massey served as a non-employee director through November 15, 2019, and was paid $85,000 of non-employee director fees through November 1, 2019. The chairman of the Audit Committee received an additional annual leadership supplemental retainer of $50,000 paid quarterly and each member of the Audit Committee received an additional annual fee (payable in quarterly installments) of $20,000 for their service on the Audit Committee. The chairman of the Compensation Committee received an additional annual leadership supplemental retainer of $20,000 paid quarterly, and each member of the Compensation Committee received an additional annual fee (payable in quarterly installments) of $10,000, respectively, for their service on the committee. The chairman of the Nominating and Governance committee received an additional annual leadership retainer of $15,000 paid quarterly and each member of the Nominating and Governance Committee received an additional annual fee (payable in quarterly installments) of $10,000 for their service on the committee. In 2019, each non-employee director received an award of 2,282 time-based restricted shares. In addition, Mr. Linehan received new director awards of 2,668. All of these restricted share awards were granted under our omnibus incentive plan and vest proportionately each year over three-years from the date of grant based upon continued service on our board of directors. We also reimburse each of our directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs they attend relating to their service on our board of directors. All of Mr. Massey’s 2019 compensation is described in the “Executive Compensation” discussion above.

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As a part of Cannae’s Investment Success Incentive Program, in 2019, Cannae completed three underwritten secondary public offerings, referred to as Ceridian Share Sales, which are further described above in “The Investment Success Incentive Program.” The Ceridian Share Sales resulted in an aggregate post-IPO return on our investment of $211,952,986. Of this amount, 10% was allocated to the incentive pool and payments were made to participants based on their allocated percentages of the pool. In recognition of Mr. Foley’s significant investment of time and efforts over more than ten years in completing the Ceridian IPO and transforming Ceridian into a successful public company, Mr. Foley’s percentage is 71.5%. Mr. Foley served on Ceridian’s board of directors since our former parent company, FNF, acquired Ceridian in 2007. Mr. Foley continued to serve Ceridian through the completion of its initial public offering in April 2018 until August 1, 2019 when he stepped off the Ceridian board. Mr. Foley’s leadership was instrumental in transforming Ceridian into a public company and guiding Ceridian’s strategic direction. For the first eleven (11) years, Mr. Foley received no compensation from Cannae for his services benefitting Ceridian. The Ceridian Share Sales represent greater than a decade of time and contribution to Ceridian. We believe that the preservation of our original investment and the superior gains recognized in the Ceridian IPO and Ceridian Share Sales would not have occurred but for Mr. Foley’s strategic vision and leadership.

The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William P. Foley, II	416,667	—	15,154,639 (3)	15,571,306
Hugh R. Harris	120,000	81,034	—	201,034
C. Malcolm Holland	95,000	81,034	—	176,034
Mark D. Linehan	2,650	156,058	—	158,708
Frank R. Martire	125,000	81,034	—	206,034
Erika Meinhardt	75,000	81,034	—	156,034
James B. Stallings, Jr.	155,000	81,034	—	236,034
Frank P. Willey	75,000	81,034	—	156,034

(1)	Amounts include the cash portion of annual board and committee retainers and meeting fees paid for services as a director in 2019. Beginning on November 1, 2019, Mr. Foley will receive $1 for services as a director of Cannae.

(2)	Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2019, computed in accordance with FASB ASC Topic 718. For all directors, these amounts include a grant date fair value of $35.51 with respect to awards of time-based restricted shares granted in November 2019, which vest over a period of three-years from the grant date. In addition, with respect to Mr. Linehan, these amounts include new director awards granted in a grant date fair value of $28.12, with respect to new director awards granted in September 2019, which vest over a period of three-years from the grant date. As of December 31, 2019, our directors held restricted shares of our stock as follows: Mr. Foley 230,552 shares; Mr. Harris 6,649 shares; Mr. Holland 6,649 shares; Mr. Linehan 4,950 shares; Mr. Martire 6,649 shares; Ms. Meinhardt 7,967 shares; Mr. Stallings 7,702 shares; and Mr. Willey 6,649 shares.

(3)	Represents ISIP awards granted to Mr. Foley on May 22, 2019, September 5, 2019, and November 15, 2019, for $2,956,170, $3,796,325, and $8,402,144, respectively.

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PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Rule 14a 21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

We believe that our compensation programs are structured to appropriately balance guaranteed base salary, long-term equity incentives and our Investment Success Incentive Program, which is designed to help us maximize our return on investments by aligning our named executive officers’ long-term incentive compensation with our return related to the investments. We believe our compensation mix incentivizes our executives to identify companies and strategic assets with attractive value propositions, structure investments to maximize their value and execute on monetization and liquidity opportunities that will maximize returns for our shareholders, while providing enough ensured annual compensation in the form of base salary and equity incentives to discourage excessive risk-taking.

We are committed to hearing and responding to the views of our shareholders. In the first half of 2019, our officers spoke with shareholders, who collectively owned approximately 41% of our shares as of December 31, 2019. At these meetings, our officers discuss a variety of topics, including our corporate governance, and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as applicable. See the section entitled “2019 Shareholder Engagement and Response” for our enhancements made to our executive compensation program.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail our compensation philosophy and how our compensation programs operate and are designed to achieve our business and compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our named executive officers.

We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the compensation tables and related narrative.

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The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

GENERAL INFORMATION ABOUT DELOITTE & TOUCHE LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of Deloitte are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee has appointed Deloitte to audit the consolidated financial statements of the Company for the 2019 fiscal year. Deloitte has continuously acted as our independent registered public accounting firm since January 2017.

For services rendered to us during or in connection with our years ended December 31, 2019 and 2018, we were billed the following fees by Deloitte:

	2019	2018
Audit Fees	$2,790	$3,752
Audit Related Fees	$145	$2
Tax Fees	$385	$384
All Other Fees	—	—

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2019 and 2018 financial statements, and audits of the Company’s subsidiaries, including billings for out-of-pocket expenses incurred.

Audit Related Fees. Audit related fees in 2019 and 2018 consisted principally of fees for Service Organization Control Reports.

Tax Fees. Tax fees for 2019 and 2018 consisted principally of fees for tax compliance, tax planning and tax advice.

APPROVAL OF ACCOUNTANTS’ SERVICES

In accordance with the requirements of the Sarbanes Oxley Act of 2002, all audit and audit related work and all non-audit work performed by Deloitte is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by Deloitte has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 20120 FISCAL YEAR.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 79,006,724 shares of our common stock outstanding as of April 20, 2020. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares Beneficially Owned(1)	Percent of Outstanding(2)
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	6,788,366	8.6%
Capital Research Global Investors 333 South Hope Street, 55th Floor, Los Angeles, CA 90071	6,658,759	8.4%
Fidelity National Financial, Inc. 601 Riverside Avenue, Building 5, Jacksonville, FL 32204	5,706,134	7.2%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	5,241,914	6.6%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	4,361,031	5.5%

(1)	Based on information as of December 31, 2019 that has been publicly filed with the SEC.

(2)	Applicable percentages based on shares of our common stock outstanding as of April 20, 2020.

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SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership as of April 22, 2020 of our common stock by:

●	Each of our directors and nominees for director;

●	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

●	All of our executive officers and directors as a group.

Name(1)	Name of Shares	Percent of Total
Brent B. Bickett	393,967	*
Richard L. Cox	115,217	*
David W. Ducommun	91,984	*
William P. Foley, II(2)	3,634,722	4.6%
Michael L. Gravelle	149,697	*
Hugh R. Harris	33,365	*
C. Malcolm Holland(3)	20,865	*
Mark D. Linehan	4,950	*
Frank R. Martire	171,471	*
Richard N. Massey	233,899	*
Erika Meinhardt	96,701	*
James B. Stallings, Jr.	10,411	*
Frank P. Willey	413,837	*
All directors and officers (13 persons)	5,371,086	6.8%

*	Represents less than 1% of our common stock.

(1)	The business address of such beneficial owner is c/o Cannae Holdings, Inc. 1701 Village Center Circle, Las Vegas, Nevada 89134.

(2)	Includes 748,299 shares of common stock held by Folco Development Corporation, of which 700,000 are pledged as collateral. Mr. Foley and his spouse are the sole shareholders of Folco Development Corporation. Also includes 236,011 shares of common stock owned by the Foley Family Charitable Foundation.

(3)	Includes 1,942 shares owned by Holland III Family, L.P., and 8,058 shares owned by an IRA.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2019 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	—	$—	2,250,944 (1)
Equity compensation plans not approved by security holders	—	$—	—
Total	—	$—	2,250,944 (1)

(1)	In addition to being available for future issuance upon exercise of options and SARs, under the Cannae omnibus plan shares of common stock may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units, options or other stock-based awards.

CERTAIN RELATIONSHIPS, AND RELATED TRANSACTIONS

AGREEMENTS WITH FNF

As a result of the Split-Off, Cannae and FNF operate separately. In connection with the Split- Off, FNF’s title insurance underwriters Fidelity National Title Insurance Company, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company contributed an aggregate of $100 million to Cannae in exchange for 5,706,134 shares of Cannae common stock. As of December 31, 2019, these shares represented approximately 7.2% of Cannae’s outstanding shares. FNF will dispose of the Cannae shares as soon as a disposition is warranted consistent with the business reasons for the ownership of the shares, but in no event later than five-years after the Split-Off. In addition, FNF is subject to certain restrictions regarding voting of its Cannae shares described under “Voting Agreement” below. Cannae and FNF also have overlapping executive officers. Brent B. Bickett, our President, is Executive Vice President of Corporate Strategy of FNF (through November 1, 2019); and Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of FNF. In addition, Richard L. Cox, our Executive Vice President and Chief Financial Officer, and David W. Ducommun, our Senior Vice President of Corporate Finance, also serve as non-executive officers of FNF. We also have overlapping directors. William P. Foley, II, our non-executive Chairman, is the non-executive Chairman of the Board of FNF and Richard N. Massey, our Chief Executive Officer, is a director at FNF. In order to govern certain of the ongoing relationships between us and Cannae and to provide mechanisms for an orderly transition, we have entered into certain agreements with FNF, the terms of which are summarized below.

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VOTING AGREEMENT

In connection with the Split-Off and the issuance of the FNF Cannae shares, we entered into a voting agreement with FNF (the voting agreement), pursuant to which FNF agreed to cause its Cannae shares to be counted as present at any meeting of the shareholders of Cannae for the purpose of establishing a quorum. Additionally, under the voting agreement, FNF agreed to vote all of its Cannae shares in the same manner as, and in the same proportion to, all shares voted by holders of Cannae common stock (other than FNF and its subsidiaries) until the date on which FNF and its subsidiaries no longer beneficially own shares of Cannae common stock. In addition, FNF will not deposit any of its Cannae shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of its Cannae shares, or take any action that would have the effect of preventing or materially delaying FNF from performing any of our obligations under the voting agreement.

TAX MATTERS AGREEMENT

We have also entered into a tax matters agreement with FNF that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. As used below, the terms Cannae Group and FNF Group generally include Cannae and FNF, respectively, and their respective direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which Cannae or FNF, respectively, is the common parent corporation if they were includible corporations under Section 1504(b) of the Internal Revenue Code.

Under the tax matters agreement, Cannae will pay, or as applicable, indemnify the FNF for any losses incurred by FNF with respect to (i) any taxes attributable to the operation and investments of the Cannae Group with respect to a pre-Split-Off taxable period including any reduction to such taxes by reason of the use or offset of any tax item that is allocated to FNF, (ii) any taxes incurred as a result of the contribution and redemption, and (iii) any transfer taxes arising from the contribution and redemption, in each case other than taxes that arise from a disqualifying action. FNF will pay, or as applicable, indemnify the Cannae for any losses incurred by the Cannae with respect to (i) any taxes imposed by reason of a member of the Cannae Group having been a member of an FNF consolidated group on or prior to the Split-Off date, excluding any taxes which Cannae is responsible for as described above, (ii) any reduction in a tax payable by the FNF Group by reason of the use or offset of any tax item that is allocated to Cannae, and (iii) any taxes that are attributable to a disqualifying action.

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CORPORATE SERVICES AGREEMENT

We entered into a corporate services agreement with FNF (the corporate services agreement) pursuant to which FNF will provide us with certain specified services, including insurance administration and risk management; other services typically performed by FNF’s legal, investor relations, tax, human resources, accounting and internal audit departments; and such other similar services that we may from time to time request or require. The corporate services agreement will continue in effect until the earlier of (i) the date on which the corporate services agreement is terminated by mutual agreement of Cannae and FNF and (ii) the third anniversary of the date on which the corporate services agreement was entered into.

During the initial three-years, FNF will provide these corporate services at no-cost, other than reimbursement for reasonable out-of-pocket costs and expenses incurred by us in connection with providing such services to Cannae. If the corporate services agreement remains in place for three-years and is not mutually terminated by Cannae and FNF prior to that time, following the expiration of the initial three-year term, the corporate services agreement will automatically renew for successive one-year terms unless FNF and Cannae mutually agree to terminate the agreement. Prior to any such one-year renewal term, FNF and Cannae will negotiate mutually agreeable arm’s length terms for the compensation we will provide to FNF in exchange for the corporate services during such upcoming one-year term.

Pursuant to the corporate services agreement, we recorded $1.3 million in operating expenses from FNF for fiscal year ending December 31, 2019.

REGISTRATION RIGHTS AGREEMENT

FNF’s title insurance underwriter subsidiaries that own Cannae shares (the Registration Rights Agreements parties) entered into registration rights agreements with Cannae. The registration rights agreements provide the Registration Rights Agreements parties, and their permitted transferees, with the right to require Cannae, at its expense, to register shares of Cannae common stock that the Registration Rights Agreements parties hold. The agreements also provide that Cannae will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The following description summarizes such rights and circumstances.

DEMAND RIGHTS

Subject to certain limitations, beginning one-year following the effectiveness of the proxy statement/ prospectus related to the Split-Off, the Registration Rights Agreements parties (and their permitted transferees) will have the right, by delivering written notice to Cannae, to require Cannae to register the number of shares of common stock requested to be so registered in accordance with the registration rights agreement. Within five days following receipt of notice of a demand registration, FNF will be required to give written notice to all other beneficial holders of registrable shares of common stock that have joined the registration rights agreement. Subject to certain limitations as described below, Cannae will include in the registration all securities with respect to which it receives a written request for inclusion in the registration within ten days after FNF gives notice.

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Following the demand request, Cannae is required to use reasonable best efforts to have the applicable registration statement filed with the SEC within a specified period following the demand and is required to use best efforts to cause the registration statement to be declared effective. Any demand registration must include registrable securities having an aggregate market value of at least $10 million, and holders of Cannae’s registrable securities are limited to one demand registration within any nine-month period.

SHELF REGISTRATION RIGHTS ON FORM S-3

If Cannae is eligible to file a shelf registration statement on Form S-3, holders of registrable securities with registration rights under the registration rights agreement can request that Cannae register their shares for resale. Within five days following receipt of notice of a Form S-3 registration request, Cannae will be required to give written notice to all other beneficial holders of registrable shares of common stock that have joined the registration rights agreement. Subject to certain limitations as described below, Cannae will include in the Form S-3 registration all securities with respect to which it has received a written request for inclusion in the registration within seven days after it gives notice. Following such request, Cannae is required to use reasonable efforts to have the shelf registration statement declared effective. No Form S-3 registration request may be made within nine months following a prior demand or request.

In addition, once a shelf registration statement has been declared effective by the SEC pursuant to the forgoing, thereafter, from time to time, any holder of registrable securities that has joined the registration rights agreement may, by notice to Cannae, require Cannae to register such holder’s registrable securities pursuant to the shelf registration statement.

PIGGYBACK RIGHTS

Holders of registrable shares of common stock under the registration rights agreement will be entitled to request to participate in, or “piggyback” on, registrations of certain securities for sale by Cannae at any time after the Split-Off. This piggyback right will apply to any registration other than registration statements relating to any employee benefit plans, registration statements related to the issuance or resale of securities issued in connection with transactions or corporate reorganizations under Rule 145 of the Securities Act, or registration statements related to stock issued upon conversion of debt securities.

CONDITIONS AND LIMITATIONS

The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and Cannae’s right to delay, suspend or withdraw a registration statement under specified circumstances. Additionally, in certain circumstances Cannae may withdraw a registration upon request by the holder of registrable securities.

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REVOLVER NOTE

We entered into a revolver note with FNF (the FNF Revolver), which allows us to borrow revolving loans from FNF from time to time in an aggregate amount not to exceed $100 million. The proceeds of the revolving loans may be used for investment purposes and working capital needs. The FNF Revolver accrues interest at LIBOR plus 450 basis points and mature on the five-year anniversary of the date of the FNF Revolver. The maturity date is automatically extended for additional five-year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. On February 7, 2019, we drew the $100.0 million available under the FNF Revolver. On June 12, 2019 we repaid to FNF the $100.0 million outstanding under the FNF Revolver. On July 5, 2019, we again drew the $100.0 million available. On September 11, 2019, we again repaid to FNF the $100.0 million outstanding amount under the FNF Revolver. As of December 31, 2019, there was no outstanding balance and $100.0 million of available borrowing capacity under the FNF Revolver.

INVESTMENT IN DUN & BRADSTREET HOLDINGS, INC.

On February 8, 2019, Cannae, CC Capital Partners LLC, Bilcar LLC, and funds affiliated with Thomas H. Lee Partners, L.P. and other investors (the Consortium) completed the acquisition of D&B for $145.00 in cash for each share of D&B common stock then outstanding. We funded and retained a $505.6 million investment in Star Parent, the parent of D&B, and syndicated the remainder to other investors. In connection with the closing of the Merger, Cannae was issued certain limited partner interests in Star Parent, representing approximately 24.5% of the outstanding common equity of Star Parent, and equity interests in the general partner of Star Parent, Star Parent GP Holdings, LLC. Following the closing of the Merger, D&B is a privately held company. Concurrent with the closing of Merger, our non-executive Chairman William P. Foley began serving as Chairman of D&B and the general partner of Star Parent. Our Chief Executive Officer, Mr. Massey also serves on the board of D&B and the general partner of Star Parent. On July 1, 2019, we invested an additional $23.5 million in Star Parent in exchange for our pro-rata share of additional limited partner interests issued by Star Parent related to D&B’s acquisition of Lattice Engines, Inc., following which our interest in Star Parent was undiluted.

MANAGEMENT SERVICES AGREEMENT

As discussed above, on August 27, 2019, we announced the execution of definitive documents, which became effective on September 1, 2019, pursuant to which the Company transitioned to an externally managed structure (such externalization of certain management functions, the Externalization). In connection with the Externalization, the Company, Cannae Holdings, LLC, a Delaware limited liability company and a subsidiary of the Company (Cannae LLC), and Trasimene Capital Management, LLC, a Delaware limited liability company (Manager), entered into a Management Services Agreement (Management Services Agreement) which became effective September 1, 2019. The members of the Manager include certain directors and executive officers of the Company. Pursuant to the Management Services Agreement, certain services related to the management of the Company will be conducted by the Manager through the authority delegated to it in the Management Services Agreement and in accordance with the operational objectives and business plans approved by the Company’s Board of Directors. Subject at all times to the supervision and direction of the Company’s Board of Directors, the Manager will be responsible for, among other things, (a) managing the day-to-day business and operations of the Company and its subsidiaries, (b) evaluating the financial and operational performance of the Company’s subsidiaries and other assets, (c) providing a management team to serve as some of the executive officers of the Company and its subsidiaries and (d) performing (or causing to be performed) any other services for and on behalf of the Company and its subsidiaries customarily performed by executive officers and employees of a public company.

Cannae Holdings, Inc. · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · 68

On November 15, 2019, the Board appointed Richard N. Massey to serve as Chief Executive Officer of the Company. Mr. Massey has served as a director of Cannae since June 2018, and is also a Senior Managing Director of the Manager.

Pursuant to the terms of the Management Services Agreement, Cannae LLC pays the Manager a quarterly management fee equal to 0.375% (1.5% annualized) of the Company’s cost of invested capital (as defined in the Management Services Agreement) as of the last day of each fiscal quarter, payable in arrears in cash, as may be adjusted pursuant to the terms of the Management Services Agreement. Cannae LLC is responsible for paying costs and expenses relating to the Company’s business and operations. Cannae LLC reimburses the Manager for documented expenses of the Manager incurred on the Company’s behalf, including any costs and expenses incurred in connection with the performance of the services under the Management Services Agreement. The Management Services Agreement has an initial term of five years, expiringon September 1, 2024. The Management Services Agreement will be automatically renewed for one-year terms thereafter unless terminated by either the Company or the Manager in accordance with the terms of the Management Services Agreement. The Company and Manager agreed to pay fees under the Management Services Agreement beginning on November 1, 2019.

So long as Cannae LLC’s profits with respect to a liquidity event (sale or other disposition) involving an investment (as defined in the Operating Agreement) exceed an annualized hurdle rate of 8%, Cannae LLC pays carried interest with respect to such investment to the Manager. Generally, where such hurdle is satisfied, carried interest is paid to the Manager in an amount equal to: 15% of the profits on such investment (calculated as the proceeds of such investment less allocable management fees (as defined in the Operating Agreement) and the cost of such investment) for returns between 1.0x and 2.0x the cost of such investment (plus allocable management fees), and 20% of the profits on such investment for returns exceeding 2.0x the cost of such investment (plus allocable management fees). However, to the extent that, as of the liquidity event, the value of the portfolio of unrealized investments is less than the aggregate cost of such investments, then the Manager’s carried interest entitlement is correspondingly reduced until such time as the investment portfolio has recovered in value.

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The Company conducts its business through Cannae LLC. In connection with the consummation of the Externalization, an Amended and Restated Operating Agreement of Cannae LLC (Operating Agreement) was entered into on August 27, 2019, by and among Cannae LLC and the Company, the Manager and Cannae Holdco, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, which became effective on September 1, 2019.

Messrs. Foley, Massey, Cox, and Ducommun as members of our Manager receives cash distributions from our Manager periodically after payment of all compensation and other expenses to our Manager’s employees. The amount of such distribution is derived by the Manager and is not within our control.

In connection with the Externalization, beginning November 1, 2019, the base salaries of Messrs. Cox and Ducommun, and beginning November 15, 2019, the base salary of Mr. Massey, are paid by Cannae LLC and such amounts are reduced from the management fee paid to the Manager.

The total management fees payable for the year ended December 31, 2019, from Cannae LLC to our Manager was $2.1 million of which $1.0 million was paid in 2019. The fees include reductions for salaries paid to Cannae’s officers directly from Cannae.

For so long as the Management Services Agreement is in effect, the Company, as managing member of Cannae LLC, authorizes the Manager to (a) designate officers of the Company and Cannae LLC and (b) perform, or cause to be performed, the services as are set forth in the Management Services Agreement.

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions, which are described below. Our board of directors approved the Management Services Agreement.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any customer, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Cannae Holdings, Inc. · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · · 70

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

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SHAREHOLDER

PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2021 must be received by the Company no later than December 31, 2020. Any other proposal that a shareholder wishes to bring before the 2021 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 31, 2020. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Secretary of the Company at 1701 Village Center Circle, Las Vegas, Nevada 89134. The persons designated as proxies by the Company in connection with the 2021 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Cannae Holdings, Inc., 1701 Village Center Circle, Las Vegas, Nevada 89134, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Richard N. Massey

Chief Executive Officer

Dated: April 29, 2020

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CANNAE HOLDINGS, INC.

1701 VILLAGE CENTER CIRCLE
LAS VEGAS, NEVADA 89134

 CANNAE HOLDINGS, INC. 1701 VILLAGE CENTER CIRCLE LAS VEGAS, NV 89134VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2020. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D09414-P37179KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYCANNAE HOLDINGS, INC.For WithholdFor AllTo withhold authority to vote for any individualThe Board of Directors recommends you vote FOR Proposals 1, 2 and 3.AllAllExceptnominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.1. Election of three Class III directors to serve until the 2023 annual meeting of shareholders.Nominees: 01) Hugh R. Harris 02) C. Malcolm Holland 03) Mark D. Linehan! ! !For Against Abstain2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers.3. Ratification of the appointment of Deloitte as our independent registered public accounting firm for the 2020 fiscal year.! ! !! ! !NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Cannae Holdings, Inc. Meeting Information* 2020 Annual Meeting of Shareholders June 17, 2020 10:00 a.m. Eastern Time 1701 Village Center Circle Las Vegas, NV 89134*As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investors page of our website at www.cannaeholdings.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D09415-P37179CANNAE HOLDINGS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CANNAE HOLDINGS, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 17, 2020The undersigned hereby appoints the Chief Executive Officer, Chief Financial Officer and Corporate Secretary of Cannae Holdings, Inc. ("Cannae"), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Cannae common stock held of record by the undersigned as of April 20, 2020, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Pacific Time, at Cannae’s executive headquarters, 1701 Village Center Circle, Las Vegas, NV 89134 on June 17, 2020, or any adjournment thereof.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.Continued and to be signed on reverse side